SCHEDULE 14A

(RULE 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES

EXCHANGE ACT OF 1934

Filed by the Registrant ☒                Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to Section 240.14a-11c or Section 240.14a-12

Cincinnati Bell Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

	(1)	Title of each class of securities to which transaction applies:

	(2)	Aggregate number of securities to which transaction applies:

	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

	(4)	Proposed maximum aggregate value of transaction:

	(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

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	(2)	Form, Schedule or Registration Statement No.:

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	(4)	Date Filed:

Cincinnati Bell Inc.

221 East Fourth Street

Cincinnati, Ohio 45202

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD MAY 4, 2010

To Our Shareholders:

The 2010 Annual Meeting of Shareholders of Cincinnati Bell Inc. (the “Company”) will be held on Tuesday, May 4, 2010, at 11:00 a.m., Eastern Daylight Savings Time, at the Queen City Club, 331 East Fourth Street, Cincinnati, Ohio, for the following purposes:

1.	To elect eight directors to serve a one-year term ending in 2011;

2.	To ratify the appointment of Deloitte & Touche LLP as the independent registered public accounting firm to audit the financial statements of the Company for the year 2010; and

3.	To consider any other matters that may properly come before the meeting.

The Board of Directors has established the close of business on March 5, 2010 as the record date (the “Record Date”) for determining the shareholders entitled to notice of, and to vote at, the Annual Meeting or any adjournment or postponement of the Annual Meeting. Only shareholders of record at the close of business on the Record Date are entitled to vote on matters to be presented at the Annual Meeting.

Your vote is important. Your prompt response will also help reduce proxy costs and will help you avoid receiving follow-up telephone calls or mailings. Please vote as soon as possible.

Also, the Company has elected to take advantage of Securities and Exchange Commission rules that allow the Company to furnish proxy materials to you and other shareholders on the internet.

By Order of the Board of Directors

Christopher J. Wilson
Vice President, General Counsel and Secretary

March 17, 2010

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE SHAREHOLDER MEETING TO BE HELD ON MAY 4, 2010: The Proxy Statement and Annual Report are available at www.proxyvote.com

INFORMATION FOR SHAREHOLDERS THAT PLAN TO ATTEND THE

2010 ANNUAL MEETING OF SHAREHOLDERS

The Queen City Club is located on the corner of Fourth Street and Broadway Street at 331 East Fourth Street, Cincinnati, Ohio. Below are directions to the Queen City Club located in downtown Cincinnati.

From I-71 Southbound:	Take the Third Street exit to Broadway Street. Turn right on Broadway Street. Turn left on Fourth Street.

From I-75 Southbound:	Take the Fifth Street exit to Broadway Street. Turn right on Broadway Street. Turn right on Fourth Street.

From I-71/I-75 Northbound:	Cross the bridge over the Ohio River. Take the Fifth Street exit to Broadway Street. Turn right on Broadway Street. Turn right on Fourth Street.

From I-471 Northbound:	Cross the bridge over the Ohio River. Take the Sixth Street exit to Sycamore Street. Turn left on Sycamore Street. Turn left on Fifth Street. Turn right on Broadway Street. Turn right on Fourth Street.

From Columbia Parkway Westbound:	Take the Third Street exit to Main Street. Turn right on Main Street. Turn right on Fifth Street. Turn right on Broadway Street. Turn right on Fourth Street.

From Columbia Parkway Eastbound:	Take the Fifth Street exit to Broadway Street. Turn right on Broadway Street. Turn right on Fourth Street.

CINCINNATI BELL INC.

221 East Fourth Street

Cincinnati, Ohio 45202

PROXY STATEMENT

For the Annual Meeting of Shareholders

to be held on Tuesday, May 4, 2010

This Proxy Statement is furnished to the shareholders of Cincinnati Bell Inc., an Ohio corporation (the “Company”), in connection with the solicitation of proxies by the Board of Directors for use at the 2010 Annual Meeting of Shareholders. The Annual Meeting will be held on Tuesday, May 4, 2010, at 11:00 a.m., Eastern Daylight Savings Time, at the Queen City Club, 331 East Fourth Street, Cincinnati, Ohio. The Notice of Annual Meeting of Shareholders, the Proxy Statement, the Company’s Annual Report on Form 10-K for the year ended December 31, 2009 and the Company’s Summary 2009 Annual Report are being furnished to the shareholders on or about March 22, 2010.

The Company’s Board of Directors has established the close of business on March 5, 2010 as the record date (the “Record Date”) for determining shareholders entitled to notice of, and to vote at, the Annual Meeting or any adjournment or postponement of the Annual Meeting. Only shareholders of record at the close of business on the Record Date will be entitled to vote on matters to be presented at the Annual Meeting.

The agenda for the Annual Meeting is as follows:

1.	To elect eight directors to serve a one-year term ending in 2011;

2.	To ratify the appointment of Deloitte & Touche LLP as the independent registered public accounting firm to audit the financial statements of the Company for the year 2010; and

3.	To consider any other matters that may properly come before the meeting.

PLEASE VOTE — YOUR VOTE IS IMPORTANT

Cincinnati Bell Inc. is a full-service regional provider of data and voice communications services over wireline and wireless networks and a full-service provider of data center operations, related managed services and equipment. The Company provides telecommunications service to businesses and consumers in the Greater Cincinnati and Dayton areas primarily on its owned wireline and wireless networks with a well-regarded brand name and reputation for service. The Company also provides business customers with outsourced data center operations including related managed services in world class, state-of-the-art data center facilities. The Company operates in three segments: Wireline, Wireless, and Technology Solutions.

QUESTIONS AND ANSWERS ABOUT THE PROXY MATERIALS AND THE ANNUAL MEETING

Q: Why am I receiving these proxy materials?

A: The Company’s Board of Directors (the “Board”) is providing these proxy materials to you in connection with the Annual Meeting of Shareholders, which will take place on May 4, 2010. As a shareholder, you are invited to attend the meeting and are entitled to vote on the proposals described in this Proxy Statement.

Q: What information is contained in the package of materials that I received?

A: The combined Proxy Statement and Annual Report on Form 10-K for the year ended December 31, 2009, which includes our 2009 consolidated financial statements and Summary 2009 Annual Report, contains information relating to the proposals to be voted on at the meeting, the voting process, the compensation of directors and certain officers, and certain other information required by the rules and regulations of the Securities and Exchange Commission (the “SEC”) and the rules and listing standards of the New York Stock Exchange (the “NYSE”). Although you are encouraged to vote either by the internet or by telephone, these materials, if received in printed form, also include a proxy card or voting instruction card for your use in voting by mail or at the Annual Meeting.

Q: What proposals will be voted on at the meeting?

A: There are currently two proposals scheduled to be voted on at the meeting:

1.	The election of eight directors to serve a one-year term ending in 2011; and

2.	The ratification of the appointment of Deloitte & Touche LLP, the member firms of Deloitte Touche Tohmatsu, and their respective affiliates (collectively, “Deloitte & Touche LLP”) as the independent registered public accounting firm (“Independent Registered Public Accounting Firm”) to audit the financial statements of the Company for the year 2010.

Q: What is the Board of Directors’ voting recommendation?

A: The Board recommends that you vote your shares:

•	“FOR” each of the nominees to the Board; and

•	“FOR” the ratification of the appointment of Deloitte & Touche LLP as the Independent Registered Public Accounting Firm to audit the financial statements of the Company for the year 2010.

Q: Why did I receive a one-page notice in the mail regarding the internet availability of proxy materials instead of a full set of proxy materials?

A: Pursuant to the rules of the SEC, the Company has elected to provide access to our proxy materials over the internet. Accordingly, we sent a Notice of Internet Availability of Proxy Materials (the “Notice”) to our shareholders of record and beneficial owners, which instructs them as to how they may submit their proxy on the internet. If you would like to receive a paper copy of our proxy materials, you should follow the instructions for requesting such materials in the Notice. In addition, you may request to receive proxy materials in printed form by mail or by email on an ongoing basis.

Q: How can I get electronic access to the proxy materials?

A: Instructions regarding how to view the proxy materials for the Annual Meeting on the internet and to instruct the Company to send future proxy materials to you via email or in printed form are included in the

Notice and on the website www.proxyvote.com. If you elect to receive future proxy materials by email, the Company will save the cost of printing and mailing the proxy materials. You will also receive an email next year with instructions containing a link to those materials and a link to the proxy voting site. The election to receive proxy materials by email will remain in effect until you terminate it.

Q: What shares can I vote?

A: You may vote all Company common shares and 6 3/4% Cumulative Convertible Preferred Shares that you own (or for which you have been given the right to provide instruction as to how such shares should be voted) as of the close of business on the Record Date. This includes: (i) shares held directly in your name as the shareholder of record, including common shares purchased through the Cincinnati Bell Employee Stock Purchase Plan; (ii) shares that are held by a trust used in connection with a Company employee or director plan pursuant to which the value of such shares have been credited to your account under such plan; and (iii) shares held for you as the beneficial owner through a broker or other nominee.

Q: What is the difference between holding shares as a shareholder of record and as a beneficial owner?

A: Many Cincinnati Bell shareholders hold their shares through a broker or other nominee rather than directly in their own name. As summarized below, there are some distinctions between shares held of record and those owned beneficially.

Shareholder of Record

If your shares are registered directly in your name with Cincinnati Bell’s transfer agent, Computershare Investor Services, LLC, you are considered the shareholder of record for those shares. As a shareholder of record, you may grant your voting proxy over the internet, by mail, by telephone or you may vote your shares in person at the meeting.

Beneficial Owner

If your shares are held in a stock brokerage account or by another nominee (including a trust used in connection with a Company employee or director plan), you are considered the beneficial owner of shares held in street name, and your broker or nominee is considered to be the shareholder of record. If you are a participant in the Cincinnati Bell Inc. Retirement Savings Plan or the Cincinnati Bell Inc. Savings and Security Plan, you are the beneficial owner of the shares credited to your account. As the beneficial owner, a Notice and/or proxy card was forwarded to you by the shareholder of record. As the beneficial owner, you may direct and provide voting instructions to your broker or nominee to vote the shares held in your account by proxy over the internet or by telephone by following the instructions provided in the Notice or the proxy card. You can also mail your proxy to the Company by following the instructions provided in the proxy card (if forwarded by your broker or nominee). You are also invited to attend the Annual Meeting. However, since you are not the shareholder of record, you may not vote these shares in person at the meeting, unless you obtain a signed proxy from the shareholder of record authorizing you to vote the shares.

Q: How can I attend and vote my shares at the meeting?

A: Shares held directly in your name as the shareholder of record may be voted in person at the Annual Meeting. If you choose to attend the meeting and vote in person, you will need to provide proof of identification and then you will be presented a proxy card. Beneficial shares, held either in street name or credited to your account under a Company employee or director plan, cannot be voted at the Annual Meeting unless you obtain a signed proxy from the shareholder of record authorizing you to vote these shares.

Q: How can I vote my shares without attending the meeting?

A: The methods for voting without attending the meeting are:

•	By Internet — If you have internet access, you may submit your vote from any location by following the instructions provided in the Notice or the proxy card.

•	By Telephone — If you live in the United States or Canada, you may submit your vote by following the “Vote by Phone” instructions provided in the Notice or the proxy card.

•	By Mail — You may vote by mail by completing and signing your proxy card and mailing it in the accompanying enclosed, pre-addressed postage-paid envelope.

Q: What happens if I don’t give specific voting instructions?

A: The effect of not providing specific voting instructions depends on if you are the shareholder of record or the beneficial owner of the shares.

Shareholder of Record

If you are a shareholder of record and (i) you indicate when voting on the internet or by telephone that you wish to vote as recommended by the Board, or (ii) you sign and return a proxy without giving specific voting instructions, then the proxy holders will vote your shares in the manner recommended by our Board on all matters presented in this proxy statement and as the proxy holders may determine in their discretion with respect to any other matters properly presented for a vote at the Annual Meeting.

Beneficial Owner

If you are deemed to be the beneficial owner of shares and do not provide the broker or nominee that holds your shares with specific voting instructions, the broker or nominee that holds such shares may generally vote on routine matters but cannot vote on non-routine matters, as provided by the rules of the securities exchange trading the Company’s shares. If the broker or nominee that holds such shares does not receive instructions on how to vote on a non-routine matter, the broker or nominee will inform the Inspector of Elections that it does not have authority to vote on such matter with respect to such shares. This is generally referred to as a “broker non-vote.” The Company encourages you to provide voting instructions to the broker or nominee that holds such shares by carefully following the instructions provided in the proxy card or as described above.

Q: Which ballot measures are considered “routine” or “non-routine”?

A: Proposal 1 (election of directors) is considered a non-routine matter and your broker or nominee cannot vote your shares without your specific voting instructions. Proposal 2 (ratification of the Independent Registered Public Accounting Firm) is considered a routine matter which generally allows your broker or nominee to vote your shares on this matter even if you did not provide specific voting instructions.

Q: How are abstentions treated?

A: Abstentions are counted for the purpose of determining whether a quorum is present. For the purpose of determining whether shareholders have approved Proposal 1 (election of directors), abstentions are not treated as votes cast affirmatively or negatively, and therefore have no effect on the outcome of such proposal. For the purpose of determining whether shareholders have approved Proposal 2 (ratification of the Independent Registered Public Accounting Firm), abstentions will have a negative effect on the outcome of such proposals.

Q: Can I change my vote?

A: Yes. You may change your voting instructions at any time prior to the vote at the Annual Meeting. You may change your vote by either: (i) granting a new proxy or voting instructions bearing a later date (which automatically revokes the earlier proxy or voting instructions) whether made on the internet, by telephone or by mail; (ii) if you are a shareholder of record, notifying the Company’s Secretary in writing that you want to revoke your earlier proxy; or (iii) if you are a shareholder of record, attending the Annual Meeting, giving notice of your proxy revocation in open meeting and voting in person. Please note that in order to revoke your previously granted proxy at the Annual Meeting, you must specifically request the revocation of your previous proxy.

Q: What does it mean if I receive more than one Notice or more than one proxy card?

A: It means that your shares are registered differently or are in more than one account. Please provide voting instructions for all Notices and proxy cards that you receive.

Q: Where can I find the voting results of the meeting?

A: We will announce preliminary voting results at the meeting and publish final results in the Company’s Report on Form 8-K, which will be filed on or before May 10, 2010.

Q: What happens if additional proposals are presented at the meeting?

A: Other than the proposals described in this Proxy Statement, we do not expect any matters to be presented for a vote at the Annual Meeting. If you grant a proxy, the persons named as proxy holders, Phillip R. Cox, Lynn A. Wentworth and John M. Zrno, will have the discretion to vote your shares on any additional matters properly presented for a vote at the meeting. If for any unforeseen reason any of the nominees are not available as a candidate for director, the persons named as proxy holders will vote your proxy for such other candidate or candidates as may be nominated by the Board.

Q: What classes of shares are entitled to be voted?

A: Each common share and each 6 3/4% Cumulative Convertible Preferred Share outstanding as of the close of business on the Record Date is entitled to vote on all items being voted upon at the Annual Meeting. You are entitled to one vote for each common share and one vote for each 6 3/4% Cumulative Convertible Preferred Share you own of record on the Record Date or to provide instructions on how to vote such shares in which you have a beneficial interest. The 6 3/4% Cumulative Convertible Preferred Shares will vote with the common shares as one class on each of the proposals described in this Proxy Statement. There are no cumulative voting rights for either class of shares. On the Record Date, we had 201,122,890 common shares and 155,250 6 3/4% Cumulative Convertible Preferred Shares issued and outstanding.

Q: What is the quorum requirement for the meeting?

A: The quorum requirement for holding the meeting and transacting business is the presence, in person or by proxy, of a majority of the common and preferred shares issued and outstanding and entitled to vote at such meeting. However, if any particular action requires more than a simple majority because of the law, the NYSE rules, the Company’s Amended Articles of Incorporation or the Company’s Amended Regulations, that particular action will not be approved unless the required percentage of affirmative votes has been obtained or the required number of votes have been cast.

Abstentions are counted as present for the purpose of determining the presence of a quorum. If a routine matter is to be voted upon, broker non-votes are also counted as present for the purpose of determining the presence of a quorum. Since there is a routine matter to be voted upon this year, broker non-votes will be counted for determining the existence of a quorom.

Q: Who will count the votes?

A: A representative of Broadridge Financial Solutions, Inc. (“Broadridge”) will tabulate the votes and act as the Inspector of Elections.

Q: Is my vote confidential?

A: Proxy instructions, ballots and voting tabulations that identify individual shareholders are handled in a manner that protects voting privacy. Your vote will not be disclosed either within the Company or to third parties except (i) as necessary to meet applicable legal requirements, (ii) to allow for the tabulation of votes and certification of the vote, or (iii) to facilitate a successful proxy solicitation by the Board. Occasionally, shareholders provide written comments on their proxy card, which are forwarded to the Company’s management.

Q: Who will bear the cost of soliciting votes for the meeting?

A: The Company is making this solicitation and will pay the entire cost of preparing, assembling, printing, mailing and distributing the proxy materials. If you choose to access the proxy materials and/or vote via the internet, you are responsible for any internet access charges you may incur. In addition to the costs of mailing the proxy materials, the Company may also incur costs to provide additional copies of these proxy materials (if requested) and for its directors, officers and employees to solicit proxies or votes in person, by telephone or by electronic communication. Our directors, officers and employees will not receive any additional compensation for such activities. We have hired Georgeson Inc. to solicit proxies for $10,000 plus expenses. We have also hired Broadridge to assist us in facilitating the voting of proxies over the internet and serving as the Inspector of Elections. We will pay Broadridge a fee of approximately $10,000 plus expenses for these services. We will also reimburse brokerage houses and other nominees for their reasonable out-of-pocket expenses for forwarding proxy and solicitation materials to shareholders.

Q: What percentage of the Company’s issued and outstanding voting shares do our directors and executive officers beneficially own?

A: Our directors and executive officers owned approximately 5.3% of our voting shares as of the Record Date.

Q: Do any of our shareholders hold more than 5% of the issued and outstanding shares of any class of the Company’s voting stock?

A: As of the Record Date or an earlier date, if indicated, each of the following entities (together with their affiliates) indicated that it held more than 5% of the issued and outstanding common shares of the Company: BlackRock, Inc., GAMCO Investors, Inc., LSV Asset Management, Marathon Asset Management LLP, Peninsula Capital Advisors, LLC, The Vanguard Group, Inc, and Wells Fargo & Company. See page 23 for more details on the number of shares owned and percentage ownership as of the Record Date or an earlier date, if indicated.

Q: What is householding?

A: Householding is a process which allows the Company to reduce costs and increase efficiencies by mailing only one copy of Company communications to multiple shareholders, who reside at the same household mailing address. If you and other shareholders at the same household mailing address are currently receiving only one copy of Company communications but would like to receive separate copies or are currently receiving multiple copies of Company communications but would like to participate in our householding program, please see the instructions on page 55.

BOARD STRUCTURE AND CORPORATE GOVERNANCE

Our business, property and affairs are managed under the direction of our Board. Members of our Board are kept informed of our business through discussions with our President and Chief Executive Officer and other officers, by reviewing materials provided to them, by visiting our offices and by participating in meetings of the Board and its committees.

General Information and Corporate Governance

The Company’s Amended Regulations provide that the Board shall consist of not less than nine nor more than 17 persons, with the exact number to be fixed and determined by resolution of the Board or by resolution of the shareholders at any annual or special meeting of shareholders. At this time, the Board has determined that the Board shall consist of nine members.

As discussed in its Corporate Governance Guidelines, the Company has a long-standing policy that the positions of Chairman of the Board (currently held by Mr. Cox) and Chief Executive Officer (currently held by Mr. Cassidy) should be held by separate persons. The Company continues to believe that this structure is in the best interest of shareholders because it facilitates the Board’s oversight of management, allows the independent directors to be more actively involved in setting agendas and establishing priorities for work of the Board, and is consistent with the principles of good corporate governance.

Our Board currently has the following four committees: (i) the Audit and Finance Committee, (ii) the Compensation Committee, (iii) the Governance and Nominating Committee, and (iv) the Executive Committee. The members and function of each committee are described below. During fiscal year 2009, the Board held 10 meetings, and no director attended less than 75% of all Board and applicable committee meetings during the period in which he or she served as a director.

Under the Company’s Corporate Governance Guidelines, directors are expected to attend the Annual Meeting of Shareholders. All of the directors, who were on the Board at the time, attended the 2009 Annual Meeting of Shareholders.

For information on how to obtain a copy of the Company’s Corporate Governance Guidelines, please see page 55.

Evaluation of Director Independence

In accordance with the rules and listing standards of the NYSE and the Company’s Corporate Governance Guidelines, the Board affirmatively evaluates and determines the independence of each director and each nominee for election. Based on an analysis of information supplied by the directors, the Board evaluates whether any director has any material relationship with the Company, either directly or as a partner, shareholder or officer of an organization that has a relationship with the Company that might cause a conflict of interest in the performance of a director’s duties.

Based on these standards, the Board determined that each of the following persons who served as a non-employee director in 2009 is (or was) independent and has (or had) no relationship with the Company, except as a director and shareholder:

•Bruce L. Byrnes	•Phillip R. Cox	•Jakki L. Haussler
•Mark Lazarus	•Robert W. Mahoney *	•Craig F. Maier
•Daniel J. Meyer *	•Alex Shumate	•Lynn A. Wentworth
•John M. Zrno

*	Messrs. Mahoney and Meyer retired from the Board of Directors on May 1, 2009.

In addition, based on these standards, the Board determined that John F. Cassidy is not independent because he is the President and Chief Executive Officer of the Company.

Executive Sessions of Non-Management Directors

The non-management directors of the Company meet in executive session without management present at each regularly scheduled meeting of the Board. Mr. Cox presides at the meetings of the non-management directors.

Committees of the Board

The following table sets forth the membership of the committees of the Board for 2009:

Name of Director	Audit and Finance	Compensation	Governance and Nominating	Executive
Non-Employee Directors (a)
Bruce L. Byrnes		*	* (Chair)	*
Phillip R. Cox	*	*	*	* (Chair)
Jakki L. Haussler	* (b)		*
Mark Lazarus			*
Craig F. Maier	* (b)	*
Alex Shumate		* (b)	*
Lynn A. Wentworth	* (Chair) (b)			* (b)
John M. Zrno	*	* (Chair)		*

Employee Director
John F. Cassidy				*

Former Directors (b)
Robert W. Mahoney	*
Daniel J. Meyer	* (Chair)	*		*

(a)	All Non-Employee Directors and Messrs. Mahoney and Meyer were determined by the Board to be independent directors.
(b)	Messrs. Mahoney and Meyer served on the designated committees until their retirement on May 1, 2009. In conjunction with the retirement of Mr. Mahoney, Ms. Haussler joined the Audit and Finance Committee. In conjunction with the retirement of Mr. Meyer, Ms. Wentworth became the Chair of the Audit and Finance Committee and joined the Executive Committee, and Mr. Shumate joined the Compensation Committee. In addition, Mr. Maier switched from the Governance and Nominating Committee to the Audit and Finance Committee.

Audit and Finance Committee:  The Audit and Finance Committee currently consists of five persons, none of whom is an executive officer of the Company. Until their retirements in May 2009, Mr. Mahoney served on this committee and Mr. Meyer served as Chair on this committee. The Audit and Finance Committee held five meetings during 2009. The purpose of the Audit and Finance Committee is, among other things, to assist the Board of Directors in its oversight of (i) the integrity of the financial statements of the Company, (ii) the Company’s compliance with legal and regulatory requirements, (iii) the independence and qualifications of the Independent Registered Public Accounting Firm, (iv) the Company’s risk assessment and risk management policies, and (v) the performance of the Company’s internal audit function and Independent Registered Public Accounting Firm. To this end, the Audit and Finance Committee meets in executive session with its own members and may also meet separately with the Independent Registered Public Accounting Firm, the Company’s internal auditors, General Counsel or members of management. The Audit and Finance Committee Charter provides a more detailed description of the responsibilities and duties of the Audit and Finance Committee. For information on how to obtain a copy of the Audit and Finance Committee Charter, please see page 55.

While the Board has ultimate responsibility for risk oversight, it delegates many of these functions to the Audit and Finance Committee. The Audit and Finance Committee receives regular updates on the Company’s existing and emerging risks from the Managing Director of Internal Controls. The updates are based upon interviews with senior management of the Company as well as other key employees. The updates include risk rankings and a general description of risk mitigation activities pertaining to each item. The Audit and Finance Committee provides periodic updates to the full Board on risk oversight matters.

In performing its duties, the Audit and Finance Committee meets as often as necessary and at least once each calendar quarter with members of management, the Company’s internal audit staff and the Independent Registered Public Accounting Firm. An agenda for each such meeting is provided in advance to the members of the Audit and Finance Committee.

The Board determined that each member of the Audit and Finance Committee satisfies the independence requirements of the rules and regulations of the SEC and the independence and other requirements of the rules and listing standards of the NYSE. No member of the Audit and Finance Committee serves on the audit committees of more than three public companies. In addition, the Board determined that Ms. Wentworth is an audit committee financial expert as defined in the regulations of the SEC and that each member of the Audit and Finance Committee is financially literate as defined by the rules and listing standards of the NYSE.

Compensation Committee:  The Compensation Committee currently consists of five persons, none of whom is an executive officer. Prior to his retirement in May 2009, Mr. Meyer served as a member on this committee. The Compensation Committee held six meetings during 2009. The Compensation Committee is responsible for, among other things, ensuring that directors and certain key executives are effectively and competitively compensated in terms of base compensation and short- and long-term incentive compensation and benefits. In addition, the Compensation Committee evaluates the performance of the Chief Executive Officer and reviews with management the succession planning process for key executive positions. The Compensation Committee Charter provides a more detailed description of the responsibilities and duties of the Compensation Committee. For information on how to obtain a copy of the Compensation Committee Charter, please see page 55.

In performing its duties, the Compensation Committee meets at least three times each calendar year. The Compensation Committee also meets separately with the Company’s Chief Executive Officer and other corporate officers, as it deems appropriate, to establish and review the performance criteria and compensation of the Company’s executive officers. An agenda for each meeting is provided in advance to the members of the Compensation Committee.

The Board determined that each member of the Compensation Committee satisfies the independence requirements of the rules and listing standards of the NYSE.

Governance and Nominating Committee:  The Governance and Nominating Committee currently consists of five persons, none of whom is an executive officer. The Governance and Nominating Committee held four meetings during 2009. The Governance and Nominating Committee, among other things, identifies individuals to become members of the Board, periodically reviews the size and composition of the Board, evaluates the performance of Board members, makes recommendations regarding the determination of a director’s independence, recommends committee appointments and chairpersons to the Board, periodically reviews and recommends to the Board updates to the Company’s Corporate Governance Guidelines and related Company policies and oversees an annual evaluation of the Board and its committees. The Governance and Nominating Committee Charter provides a more detailed description of the responsibilities and duties of the Governance and Nominating Committee. For information on how to obtain a copy of the Governance and Nominating Committee Charter, please see page 55.

In performing its duties, the Governance and Nominating Committee meets at least four times each calendar year. The Chief Executive Officer and the Secretary of the Company typically attend the meetings of the Governance and Nominating Committee. An agenda for each such meeting is provided in advance to the members of the Governance and Nominating Committee.

The Board determined that each member of the Governance and Nominating Committee satisfies the independence requirements of the rules and listing standards of the NYSE.

Executive Committee:  The Executive Committee consists of five persons, one of whom is the President and Chief Executive Officer of the Company. Prior to his retirement in May 2009, Mr. Meyer served on this committee. The Committee held no meetings during 2009. The Executive Committee acts on behalf of the Board in certain matters, when necessary, between Board meetings.

Director Nominations

The Governance and Nominating Committee will consider director candidates recommended by shareholders. The Governance and Nominating Committee did not receive, and therefore did not consider, any recommendations for director candidates by any shareholder for the 2010 Annual Meeting.

The Governance and Nominating Committee uses the following process to identify and evaluate director nominee candidates. Any qualified individual or group, including shareholders, incumbent directors and members of senior management, may at any time propose a candidate to serve on the Board. Background information on proposed candidates is forwarded to the Governance and Nominating Committee. The Governance and Nominating Committee reviews forwarded materials relating to prospective candidates in the event of a director vacancy. A candidate selected from the review is interviewed by each member of the Governance and Nominating Committee, unless the member waives the interview requirement. If approved by the Governance and Nominating Committee, the candidate will be recommended to the full Board for consideration. The Governance and Nominating Committee evaluates shareholder-recommended candidates in the same manner as it evaluates all other candidates.

All nominees to the Board should possess the following attributes:

•	Established leadership reputation in his/her field;

•	Known for good business judgment;

•	Active in business;

•	Knowledge of business on a national/global basis;

•	Meets high ethical standards; and

•	Commitment to regular board/committee meeting attendance.

In addition, the Board will consider the following factors:

•	The nominee’s familiarity with the field of telecommunications; and

•	Whether the nominee would contribute to the gender, racial and/or geographical diversity of the Board.

While the Company has not adopted a formal process or policy for making sure that diversity exists on the Board, the selection criteria used by the Governance and Nominating Committee when considering director nominees, as noted above, includes as a factor whether a nominee would contribute to the gender, racial and/or geographical diversity of the Board.

DIRECTOR COMPENSATION

Director Compensation Arrangements

The Company uses a combination of cash and stock-based incentive compensation to attract and retain qualified candidates to serve on the Board. In setting director compensation, the Company considers the significant amount of time that Directors spend in fulfilling their duties to the Company as well as the skill-level required.

Compensation for Employee Directors

Directors who are also employees of the Company (or any subsidiary of the Company) receive no additional compensation for serving on the Board or its committees.

General Compensation Policy for Non-Employee Directors

Directors who are not employees of the Company or any subsidiary of the Company (“non-employee directors”) receive compensation from the Company for their service on the Board. The Company changed the compensation it pays to non-employee directors beginning in 2010. The table below sets forth the compensation for non-employee directors in 2009 and 2010.

Compensation Element	2009	2010
Per Meeting Fee	$2,000(a) or $1,000(b)	None
Annual Chairman of the Board Retainer	$180,000	$180,000
Annual Board Retainer	$50,000	$70,000
Annual Audit and Finance Committee Chairman Retainer	$17,500	$27,000
Annual Audit and Finance Committee Member Retainer	$5,000	$15,000
Annual Compensation Committee Chairman Retainer	$10,000	$18,000
Annual Compensation Committee Member Retainer	$2,500	$10,000
Annual Governance and Nominating Committee Chairman Retainer	$8,500	$16,000
Annual Governance and Nominating Committee Member Retainer	$2,500	$10,000

(a)	For each meeting attended in person.
(b)	For each meeting attended by telephone.

Non-Employee Directors Deferred Compensation Plan

The Cincinnati Bell Inc. Deferred Compensation Plan for Outside Directors (the “Directors Deferred Compensation Plan”) currently allows each non-employee director of the Company to defer receipt of all or a part of his or her director fees and annual retainers and to have such deferred amounts credited to an account of the director under the plan. A non-employee director may also choose to have such deferrals assumed to be invested among a number of investment options that are designated for this purpose by the Compensation Committee of the Board, and his or her account under the plan is adjusted by the investment returns that would result if such amounts were invested in the investment options that he or she chooses.

In addition, annually each non-employee director of the Company on the first business day of the year has his or her account under the Directors Deferred Compensation Plan credited on such date with an amount equal to the value of 6,000 common shares of the Company. Subject to future changes in the plan, each non-employee director of the Company may, in the discretion of the Board, also have his or her account under the plan credited on any other date with an amount equal to the value of a number of Company common shares determined by the Board. The Board will exercise its discretion in crediting amounts to the plan accounts of the non-employee directors with the intent that such credits, together with other compensation that either is paid in the form of Company common shares or has its value determined in relation to the value of common shares (such grants and such other compensation referred to as “Company equity-based compensation”), is approximately equal to the median level of the value of equity-based compensation provided by comparable companies to their non-employee directors. A non-employee director’s account under the plan is also adjusted by the investment returns that would result if such amounts were invested exclusively in common shares of the Company. A non-employee director will generally be vested in the amounts credited to his or her account under the plan only if he or she completes at least five years of active service as a non-employee director of the Company (with a fraction of a year of service as a non-employee director being rounded up or down to the nearest whole year) or if he or she dies while a member of the Board.

A non-employee director of the Company may also have had additional amounts credited to his or her account under the Directors Deferred Compensation Plan based on his or her deferral of director fees and annual retainers for earlier years or on other extra amounts that were credited by the Company to his or her account under the plan prior to such year. The portion of a non-employee director’s account under the plan that is attributable to such earlier credited amounts is also adjusted by the investment returns that would result if such amounts were invested in investment options that he or she chooses, in common shares or in other investments, depending on the particular credits that are involved.

Other than for certain circumstances described below and subject to future changes in the Directors Deferred Compensation Plan, a non-employee director of the Company can, if he or she complies with specific election rules and procedures set forth in or adopted under the plan and with the requirements of applicable law (including the American Jobs Creation Act of 2004, which generally applies to any compensation of a non-employee director that is credited to his or her account under the plan in 2005 or any later year), elect that the vested amounts credited to his or her account under the Directors Deferred Compensation Plan will not be received by him or her (and thereby generally will not be subject to federal income tax) until after he or she has ceased to be a member of the Board or until a specific year he or she chooses that is not earlier than the year in which the sixth anniversary of his or her deferral election occurs. When the vested amounts are to be paid, he or she generally may elect to have the amounts distributed in a lump sum or in up to ten annual installments.

Each payment made to a non-employee director of the vested amounts credited to his or her account under the Directors Deferred Compensation Plan is made in the form of cash to the extent such amounts are deemed to be invested under the plan other than in common shares and will be distributed in the form of common shares to the extent such amounts are deemed to be invested under the plan in such shares; except that (i) the vested portion of his or her account under the plan that is attributable to the annual credits that are or have been made to his or her plan account for serving as a member of the Board and (ii) the value of any vested amount that is deemed to be invested in a fractional common share will, in each such case, only be paid in cash.

The Company will reimburse a non-employee director for all reasonable commissions or similar costs he or she incurs in selling any common shares he or she receives under the Directors Deferred Compensation Plan, or make arrangements to permit the director to have such shares sold without commissions or similar fees charged to him or her, if the director wants to sell such shares shortly (generally within two weeks) after he or she receives them.

The Directors Deferred Compensation Plan provides three exceptions to the rules regarding the timing of distributions of a non-employee director’s account under the plan: (i) in the event of a change in control of the Company; (ii) at the election of the non-employee director in the event of severe financial hardship; and (iii) at the election of the non-employee director if he or she agrees to certain forfeitures and restrictions (although under the American Jobs Creation Act of 2004, this final exception cannot apply to amounts attributable to compensation credited on or after January 1, 2005 to a non-employee’s account under the plan).

Until paid, all amounts credited to a non-employee director’s account under the Directors Deferred Compensation Plan are not funded or otherwise secured, and all payments under the plan are made from the general assets of the Company.

The Directors Deferred Compensation Plan must comply with the requirements of the American Jobs Creation Act of 2004 in order to retain its ability to defer federal income tax on certain amounts credited to a non-employee director’s account under the plan. The Company has amended the plan to meet the requirements of the American Jobs Creation Act of 2004, and will make further amendments as necessary to comply with the regulations adopted by the IRS to implement the Act.

Non-Employee Directors Stock Option Plan

The Company grants its non-employee directors stock options to purchase common shares and/or time-based restricted shares under the Cincinnati Bell Inc. 2007 Stock Option Plan for Non-Employee Directors (the “2007 Directors Stock Option Plan”). Pursuant to the current terms of such plan, each non-employee director of the Company, at the discretion of the Board, may be granted a stock option for a number of common shares and/or a number of restricted common shares (as determined by the Board) on the date of each annual meeting, if such director first became a non-employee director of the Company before the date of such annual meeting and continues in office as a non-employee director after such meeting.

The Board has decided to annually grant time-based restricted shares with an aggregate value of $35,000 on the date of grant to each incumbent, non-employee director. These restricted shares will not vest until the third anniversary of the grant date and payment of such grants will be deferred until such non-employee director ceases to be a director of the Company.

The Board will exercise its discretion in granting such options and/or time-based restricted shares with the intent that such grants, together with other Company equity-based compensation, provide Company equity-based compensation that is competitive with the value of equity-based compensation provided by comparable companies to their non-employee directors.

Each stock option granted to a non-employee director under the 2007 Directors Stock Option Plan, or a predecessor plan, requires that, upon the exercise of the option, the price to be paid for the common shares that are being purchased under the option will be equal to 100% of the fair market value of such shares as determined at the time the option is granted. With certain exceptions provided in the 2007 Directors Stock Option Plan, a non-employee director of the Company who is granted an option under the plan generally will have ten years from the date of the grant to exercise the option.

In general, each restricted share award will require that the restrictions not lapse in full unless the non-employee director continues to serve as a director of the Company for at least three years after the award grant date or ends service as a Company director under special circumstances (e.g., death, disability, or attaining retirement age). In addition, payment for these awards will be deferred until the non-employee director no longer serves as a director of the Company.

Actual Director Compensation in 2009 Fiscal Year

The following table shows the compensation paid to our non-employee directors for the 2009 fiscal year.

Director Compensation for Fiscal 2009

Name	Fees Earned or Paid in Cash ($) (a)	Stock Awards ($) (b)(c)	Option Awards ($) (c)	Total ($)
Bruce L. Byrnes	92,000	46,640	—	138,640
Phillip R. Cox	280,000	46,640	—	326,640
Jakki L. Haussler	80,250	46,640	—	126,890
Mark Lazarus	66,667	35,000	—	101,667
Craig F. Maier	87,875	46,640	—	134,515
Alex Shumate	77,375	46,640	—	124,015
Lynn A. Wentworth	86,375	46,640	—	133,015
John M. Zrno	97,000	46,640	—	143,640
Robert W. Mahoney (retired)	38,500	11,640	—	50,140
Daniel J. Meyer (retired)	51,000	11,640	—	62,640

(a)	Board fees included deferred compensation during 2009 for those directors who deferred some or all of their cash retainer/fees.
(b)	The values reflect the grant-date fair value of the time-based restricted awards granted on May 1, 2009 for all except Messrs. Mahoney and Meyer, and the amounts credited to the Directors Deferred Compensation Plan, except for Mr. Lazarus, which was equal to the value of 6,000 common shares on January 2, 2009. For a discussion of the valuation assumptions and methodology, see Note 13 to the Company’s Consolidated Financial Statements included in the Annual Report on Form 10-K for the year ended December 31, 2009.
(c)	As of December 31, 2009, the non-employee directors (and two former directors) held an aggregate of 187,852 unvested stock awards and an aggregate of 441,175 option awards (granted in years prior to 2008), as set forth below:

Name	Number of Stock Awards Outstanding as of December 31, 2009	Number of Option Awards Outstanding as of December 31, 2009
Bruce L. Byrnes	20,097	61,000
Phillip R. Cox	20,097	78,925
Jakki L. Haussler	26,097	—
Mark Lazarus	12,635	—
Craig F. Maier	18,635	—
Alex Shumate	44,097	43,000
Lynn A. Wentworth	26,097	—
John M. Zrno	20,097	134,250
Robert W. Mahoney (retired)	—	52,000
Daniel J. Meyer (retired)	—	72,000

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

During 2009, the members of the Compensation Committee included Messrs. Byrnes, Cox, Maier, and Zrno, and for a portion of the year, Messrs. Meyer and Shumate. None of the Compensation Committee’s members has at any time been an officer or employee of the Company. None of the Company’s executive officers serves, or in the past fiscal year served, as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving on the Company’s Board or Compensation Committee.

CODE OF BUSINESS CONDUCT AND CODES OF ETHICS

The Company has a Code of Business Conduct applicable to all officers and employees that describes requirements related to ethical conduct, conflicts of interest and compliance with laws. In addition to the Code of Business Conduct, the Chief Executive Officer and senior financial officers are subject to the Code of Ethics for Senior Financial Officers and the directors are subject to the Code of Ethics for Directors.

For information on how to obtain a copy of the Company’s Code of Business Conduct, Code of Ethics for Senior Financial Officers or Code of Ethics for Directors, please see page 55.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

The Board is committed to upholding the highest legal and ethical conduct in fulfilling its responsibilities and recognizes that related party transactions can present a heightened risk of potential or actual conflicts of interest. Accordingly, as a general matter, it is the Company’s preference to avoid related party transactions. Current SEC rules define a related party transaction to include any transaction, arrangement or relationship (i) in which the Company is a participant, (ii) in which the transaction has an aggregate value greater than $120,000, and (iii) in which any of the following persons has or will have a direct or indirect interest:

•	an executive officer, director or director nominee of the Company;

•	any person who is known to be the beneficial owner of more than 5% of the Company’s common shares;

•

any person who is an immediate family member (as defined under Item 404 of Regulation S-K) of an executive officer, director or director nominee or beneficial owner of more than 5% of the Company’s common shares; or

•

any firm, corporation or other entity in which any of the foregoing persons is employed or is a partner or principal or in a similar position or in which such person, together with any other of the foregoing persons, has a 5% or greater beneficial ownership interest.

The Company’s Code of Ethics for Senior Financial Officers, the Company’s Code of Ethics for Directors and the Company’s Code of Business Conduct require directors, officers and all other members of the workforce to avoid any relationship, influence or activity that would cause or even appear to cause a conflict of interest. The Company’s Code of Business Conduct, Code of Ethics for Senior Financial Officers and Code of Ethics for Directors generally require (i) a director to promptly disclose to the Governance and Nominating Committee any potential or actual conflict of interest involving him or her and (ii) an employee, including the executive officers, to promptly disclose a conflict of interest to the General Counsel. The Governance and Nominating Committee (and, if applicable, the General Counsel) determines an appropriate resolution to actual or potential conflicts of interest on a case-by-case basis. All directors must recuse themselves from any discussion or decision affecting their personal, business or professional interests.

All related party transactions shall be disclosed in the Company’s applicable filings with the Securities and Exchange Commission as required under SEC rules. In 2009, the related party transactions required to be disclosed are as follows:

•

Mr. Cassidy, a director and President and Chief Executive Officer of the Company, serves as a trustee for the Boomer Esiason Foundation (the “Foundation”), a non-profit corporation established to provide support to find a cure for cystic fibrosis. In 2009, the Company donated approximately $280,000 of in-kind services to the Foundation. The Company believes that Mr. Cassidy received no personal benefit in connection with the Company providing these in-kind services and, therefore, has no interest in this transaction.

ELECTION OF DIRECTORS

(Item 1 on the Proxy Card)

The Company’s Amended Regulations provide that the Board shall consist of not less than nine nor more than 17 persons, with the exact number to be fixed and determined by resolution of the Board or by resolution of the shareholders at any annual or special meeting of shareholders. The Board has determined that the Board shall consist of nine members. The Board presently has nine members, one of whom is an officer of the Company.

At the 2008 Annual Meeting of Shareholders, the Company’s Amended Articles of Incorporation were amended to declassify the Board in accordance with the following procedures:

•	Current directors, including those elected to three-year terms at the 2008 Annual Meeting of Shareholders, would continue to serve the remainder of their elected terms; and

•

Starting with the 2009 Annual Meeting of Shareholders, directors seeking election to a new term would be elected annually, so that by the 2011 Annual Meeting of Shareholders, all directors would be elected annually.

The directors will serve until their respective successors are elected and qualified. In light of the shareholders’ approval to declassify the Board and require the annual election of directors, the Board has determined that any directorship vacancy filled during the transition period will require that the director stand for election at the next annual meeting of shareholders. Any persons appointed in 2010 to fill any vacancy on the Board would be appointed to serve only until the 2011 Annual Meeting of Shareholders.

The Board nominated Bruce L. Byrnes, Phillip R. Cox, Jakki L. Haussler, Mark Lazarus, Craig F. Maier, Alex Shumate, Lynn A. Wentworth and John M. Zrno, all of whom are incumbent directors, to serve until the 2011 Annual Meeting of Shareholders. Mr. Cassidy, who is not up for re-election this year, is also serving the remainder of a three-year term that expires at the 2011 Annual Meeting of Shareholders.

If, at the time of the Annual Meeting, one or more of the nominees should be unavailable or unable to serve as a candidate, the shares represented by the proxies will be voted to elect the remaining nominees, if any, and any substitute nominee or nominees designated by the Board. The Board knows of no reason why any of the nominees will be unavailable or unable to serve.

Information regarding the business experience of each nominee is provided below.

Majority Vote Requirements; Holdover Directors

A director nominee who receives a majority of the votes cast will be elected to the Board. If a director nominee is an incumbent director and does not receive a majority of the votes cast, the Company’s Amended Regulations require that such “holdover director” promptly tender his or her resignation to the Board, subject to acceptance by the Board. The Governance and Nominating Committee would make a recommendation to the Board as to whether to accept or reject the holdover director’s resignation or whether other action should be taken. The Board will act on the tendered resignation by the holdover director, taking into account the Governance and Nominating Committee’s recommendation, and publicly disclose its decision regarding the tendered resignation of the holdover director and the rationale behind the decision within 90 days from the date of the certification of the election results by the Inspector of Elections. The Governance and Nominating Committee in making its recommendation and the Board in making its decision may consider any factors or other information that they consider appropriate and relevant. The holdover director who tenders his or her resignation shall not participate in the recommendation of the Governance and Nominating Committee or the decision of the Board with respect to his or her tendered resignation.

If a holdover director’s resignation is accepted by the Board pursuant to the Company’s Amended Regulation, the Board may either fill the resulting vacancy or, if permitted, may decrease the size of the Board in accordance with law and the Company’s Amended Regulations.

Vote Required

A director nominee must receive a majority of the votes cast to be elected to the Board. Because neither abstentions nor broker non-votes will be considered as votes cast in the election of directors, they will not have an effect on the outcome of election.

Our Recommendation

The Board recommends election of each of the nominees.

The following are brief biographies of each director of the Company, including those nominated for election.

NOMINEES FOR DIRECTORS

(Terms Expire in 2011)

Bruce L. Byrnes

Mr. Byrnes is retired. He was Vice Chairman — Global Brand Building Training of The Procter & Gamble Company (a consumer products company) from July 2007 through June 2008. Prior to that, he was Vice Chairman and President — Global Household Care of The Procter & Gamble Company. From 2002 through 2004, he served The Procter & Gamble Company as Vice Chairman of the Board and President — Global Beauty & Feminine Care and Global Health Care. He is a director of Boston Scientific Corp. Director since 2003. Age 61.

With his years of business and marketing experience at The Procter & Gamble Company, Mr. Byrnes brings to the Board of Directors demonstrated management ability at the highest levels of a large corporation. This experience gives Mr. Byrnes critical insights into the strategic, marketing and operational aspects of running a successful business and makes him a valuable asset to the Board of Directors, as Chairman of the Governance and Nominating Committee and as a member of the Compensation Committee.

Phillip R. Cox

Mr. Cox has been President and Chief Executive Officer of Cox Financial Corporation (a financial planning services company) since 1972. He is a current director of The Timken Company, Diebold Inc. and Touchstone Mutual Funds. He is a former director of the Federal Reserve Bank of Cleveland, Duke Energy Corporation, and Long Stanton Manufacturing Company. Director since 1993. Age 62.

With his years of entrepreneurial and managerial experience in the development and growth of Cox Financial Corporation, coupled with the experience he has gained from serving on the audit and compensation committees of several public company boards, Mr. Cox brings a valuable perspective to the Company’s Board of Directors. In addition, having served as Chairman of the Company’s Board of Directors since 2003, Mr. Cox has demonstrated an effective management style and the ability to facilitate the Board’s primary oversight functions.

Jakki L. Haussler

Ms. Haussler has served as Chairman and Chief Executive Officer of Opus Capital Group (a registered investment advisory firm) since 1996. She is a current director of Capvest Venture Fund, LP. She is also a partner of Adena Ventures, LP (a venture capital fund). She is a former director of The Victory Funds. Director since 2008. Age 52.

With 30 years of experience in the financial services industry, including her years of entrepreneurial and managerial experience in the development and growth of Opus Capital Group, Ms. Haussler brings a valuable perspective to the Company’s Board of Directors. Through her role at Opus Capital and her service as a director of several venture capital funds and other boards, Ms. Haussler has gained valuable experience dealing with accounting principles and evaluating financial results of large corporations. She is a certified public accountant (inactive) and is a licensed attorney in the State of Ohio. This experience, coupled with her educational background, makes her a valuable asset to the Board of Directors, the Audit and Finance Committee and the Governance and Nominating Committee.

Mark Lazarus

Mr. Lazarus has served as President of Media and Marketing Services for Career Sports & Entertainment Agency (a marketing, media and public relations firm) since February 2008. From 2003 to 2008, he was President of Turner Entertainment Group. He is a director of Compass Diversified Holdings. Director since 2009. Age 46.

With his years of experience in the media and entertainment business, Mr. Lazarus brings a valuable perspective to the Board of Directors, particularly as the Company expands its product line to include more entertainment offerings. Mr. Lazarus has gained critical insights into the programming and operational aspects of running a successful media business, both from the perspective of content providers and cable television service providers. This experience makes him a valuable asset to the Board of Directors and the Governance and Nominating Committee.

Craig F. Maier

Mr. Maier has been President and Chief Executive Officer of Frisch’s Restaurants, Inc. (operator of family style restaurants) since 1989. He is a director of Frisch’s Restaurants, Inc. Director since 2008. Age 60.

With over 20 years of experience as the chief executive officer of a large, publicly-traded corporation, Mr. Maier brings to the Board of Directors demonstrated management and leadership ability. In addition, Mr. Maier has valuable experience dealing with accounting principles, financial reporting regulations and evaluating financial results of large corporations. This experience makes him a valuable asset to the Board of Directors, the Audit and Finance Committee and the Compensation Committee.

Alex Shumate

Mr. Shumate has been the global managing partner of Squire, Sanders & Dempsey L.L.P. (an international law firm) since 2009. Prior to that, he served as the managing partner of the Columbus office of Squire, Sanders & Dempsey, L.L.P. since 1991. He is a current director of The J.M. Smucker Company. He also served as a director of the Wm. Wrigley Jr. Company from 1998 until its acquisition in 2008, as well as Nationwide Financial Services from 2002 until its acquisition in 2009. Director since 2005. Age 59.

With his legal background, his years of experience serving as the managing partner of a major law firm, and his service on the boards of other publicly-traded companies, Mr. Shumate brings to the Board of Directors demonstrated managerial ability and a thorough understanding of the principles of good corporate governance. This experience makes him a valuable asset to the Board of Directors, the Governance and Nominating Committee and the Compensation Committee.

Lynn A. Wentworth

Ms. Wentworth is retired. She was Senior Vice President, Chief Financial Officer, and Treasurer of BlueLinx Holdings Inc. (a building products distributor) from 2007 to 2008. Prior to joining BlueLinx, she was, most recently, Vice President and Chief Financial Officer for BellSouth Corporation’s Communications Group and held various other positions at BellSouth from 1985 to 2007. She is a certified public accountant and a member of the Georgia Society of Certified Public Accountants. She is a director of Graphic Packaging Holding Company. Director since 2008. Age 51.

Ms. Wentworth’s experience as Chief Financial Officer and Treasurer of BlueLinx Holdings Inc. as well as her 22 years of telecommunications industry experience at BellSouth makes her a valuable asset, both on the Company’s Board of Directors and as the Chair of the Audit and Finance Committee. Ms. Wentworth qualifies as an audit committee financial expert under applicable SEC regulations. She was specifically recruited to join the Company’s Audit and Finance Committee with the understanding that she would assume leadership of the Committee upon the retirement of its then current Chairman. Ms. Wentworth’s prior experience has provided her with a wealth of knowledge in dealing with complex financial and accounting matters affecting large corporations in the telecommunications industry.

John M. Zrno

Mr. Zrno is retired. He was President and Chief Executive Officer of IXC Communications, Inc. (a telecommunications company) from June 1999 through November 1999. He served as President and Chief Executive Officer of ALC Communications Corporation from 1988 through 1995. He is a director of BullsEye Telecom. Director since 1999. Age 71.

With over 30 years of experience in the telecommunications industry, and his past experience as the chief executive officer of two large corporations, Mr. Zrno brings to the Board of Directors demonstrated management and leadership ability. In addition, Mr. Zrno has gained valuable experience dealing with accounting principles, financial reporting regulations and evaluating financial results of large corporations. This experience makes him a valuable asset to the Board of Directors, as the Chairman of the Compensation Committee and as a member of the Audit and Finance Committee.

DIRECTOR

(Term Expires in 2011)

John F. Cassidy

Mr. Cassidy has been the President and Chief Executive Officer of Cincinnati Bell Inc. since July 2003 and a director of Cincinnati Bell Inc. since September 2002. Among other positions held with the Company, he has been President and Chief Operating Officer of Cincinnati Bell Telephone Company since May 2001, and President of Cincinnati Bell Wireless Company since 1997. Director since 2002. Age 55.

Having served as the Company’s Chief Executive Officer since 2003, and having served in various other senior-level management roles with the Company, Mr. Cassidy brings to the Board of Directors critical knowledge and understanding of the products and services offered by the Company as well as a thorough understanding of the telecommunications industry in which it operates.

RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

(Item 2 on the Proxy Card)

The Company’s Audit and Finance Committee Charter provides that the Committee shall have the sole authority and responsibility to select, evaluate and, if necessary, replace the Company’s Independent Registered Public Accounting Firm.

On January 28, 2010, the Audit and Finance Committee retained Deloitte & Touche LLP as its Independent Registered Public Accounting Firm to audit the financial statements of the Company for the fiscal year ending December 31, 2010.

The Company is asking the shareholders to ratify its appointment of Deloitte & Touche LLP as the Independent Registered Public Accounting Firm of the Company for the fiscal year ending December 31, 2010. If the shareholders do not ratify this appointment, the Audit and Finance Committee will consider the results of the vote and determine whether to recommend and appoint a different independent registered public accounting firm to audit the financial statements of the Company for the fiscal year ending December 31, 2010.

One or more members of the firm of Deloitte & Touche LLP will attend the Annual Meeting, will have an opportunity to make a statement and will be available to answer questions.

Vote Required

Ratification of the appointment of Deloitte & Touche LLP as the Independent Registered Public Accounting Firm of the Company requires the affirmative vote of the holders of a majority of the common shares and 6 3/4% Cumulative Convertible Preferred Shares, voting as one class, present or represented at the annual meeting, in person or by proxy, and entitled to vote on this proposal. Abstentions will have the effect of a vote against the proposal. Since the Company believes this proposal to be “routine,” broker non-votes will likely be voted by the organizations holding such shares in their discretion.

Our Recommendation

The Board recommends a vote FOR such ratification.

Any general statement that incorporates this Proxy Statement into any filing under the Securities Act of 1933 or under the Securities Exchange Act of 1934 shall not be deemed to incorporate by reference this Audit and Finance Committee Report and related disclosure. Except to the extent the Company specifically incorporates such Report and related disclosure by reference, this information shall not otherwise be deemed to have been filed under such Acts.

AUDIT AND FINANCE COMMITTEE REPORT

The Audit and Finance Committee of the Board has reviewed and discussed the Company’s audited financial statements with the management of the Company and has reviewed a report from management assessing the Company’s internal controls. The Audit and Finance Committee has discussed with Deloitte & Touche LLP, the Company’s Independent Registered Public Accounting Firm for the fiscal year ended December 31, 2009, the matters required to be discussed by the Statement on Auditing Standards No. 61, Communications with Audit Committees (Codification of Statements on Auditing Standards, AU 380) and as adopted by the Public Company Accounting Oversight Board in Rule 3200T, as currently in effect. The Audit and Finance Committee has also received the written disclosures and letter from the Independent Registered Public Accounting Firm required by applicable standards of the Public Company Accounting Oversight Board, has discussed with Deloitte & Touche LLP their independence with respect to the Company, and has considered the question of whether the auditors’ provision of non-audit services was compatible with the Independent Registered Public Accounting Firm maintaining their independence.

Based on its review and discussions referred to in the preceding paragraph, the Audit and Finance Committee recommended to the Board that the audited financial statements for the Company’s fiscal year ended December 31, 2009 be included in the Company’s Annual Report on Form 10-K for the Company’s fiscal year ended December 31, 2009.

The Board has determined that each member of the Audit and Finance Committee satisfies the independence requirements of the rules and regulations of the SEC and the independence and other requirements of the rules and listing standards of the NYSE. The Board has determined that Lynn A. Wentworth is an audit committee financial expert as defined in the rules and regulations of the SEC and that each member of the Committee is financially literate as defined by the rules and listing standards of the NYSE.

AUDIT AND FINANCE COMMITTEE

Lynn A. Wentworth, Chair

Phillip R. Cox

Jakki L. Haussler

Craig F. Maier

John M. Zrno

INDEPENDENT ACCOUNTANTS

Audit Fees

Deloitte & Touche LLP was the Company’s Independent Registered Public Accounting Firm for the 2008 and 2009 fiscal years. Aggregate fees for professional services rendered by Deloitte & Touche LLP for the year ended December 31, were as follows:

	2009	2008
Audit fees	$1,691,000	$1,777,500
Audit related fees	236,250	156,500
Tax fees	81,921	86,475
All other fees	—	—

Total	$2,009,171	$2,020,475

Audit fees

The audit fees for the years ended December 31, 2009 and 2008 were for services rendered in connection with the audit of the Company’s annual consolidated financial statements, review of quarterly consolidated financial statements included in the Company’s reports filed with the SEC and services related to requirements established by the Sarbanes-Oxley Act of 2002.

Audit related fees

The audit related fees for the years ended December 31, 2009 and 2008 were for professional services rendered for the audits of the Company’s employee benefit plans filed with the SEC, due diligence services and various accounting consultations.

Tax fees

Tax fees for the year ended December 31, 2009 and 2008 were for the preparation of various tax filings and tax consultations.

All other fees

None.

Engagement of the Independent Registered Public Accounting Firm and Pre-Approval Policy

In accordance with its charter, the Audit and Finance Committee has the sole authority and responsibility to select, evaluate and, if necessary, replace the Independent Registered Public Accounting Firm. The Audit and Finance Committee has the sole authority to approve all audit engagement fees and terms. In addition, the Audit and Finance Committee, or the Chairperson of the Audit and Finance Committee between regularly scheduled meetings, must pre-approve all services provided to the Company by the Company’s Independent Registered Public Accounting Firm.

Pursuant to Section 202 of the Sarbanes-Oxley Act of 2002, the Audit and Finance Committee pre-approved every engagement of Deloitte & Touche LLP to perform audit or non-audit services on behalf of the Company or any of its subsidiaries during the years ended December 31, 2009 and 2008.

STOCK OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth the beneficial ownership of common shares as of December 31, 2009 (except as otherwise noted) by each beneficial owner of more than five percent (5%) of the common shares outstanding known by the Company. No beneficial owner owns more than five percent (5%) of the 6 3/4% Cumulative Convertible Preferred Shares.

Name and Address of Beneficial Owner	Common Shares Beneficially Owned		Percent of Common Shares
BlackRock, Inc.	17,789,422	(a)	8.8%
40 East 52nd Street
New York, NY 10022
GAMCO Investors, Inc. and affiliates	14,850,226	(b)	7.3%
One Corporate Center
Rye, NY 10580
LSV Asset Management	10,920,684	(c)	5.4%
1 N. Wacker Drive, Suite 4000
Chicago, IL 60606
Marathon Asset Management LLP	15,195,474	(d)	7.5%
One Bryant Park 38th floor
New York, NY 10036
Peninsula Capital Advisors, LLC	13,000,000	(e)	6.4%
404B East Main Street
Charlottesville, VA 22902
The Vanguard Group, Inc.	13,947,850	(f)	6.9%
100 Vanguard Blvd.
Malvern, PA 19355
Wells Fargo & Company	13,311,405	(g)	6.6%
420 Montgomery Street
San Francisco, CA 94104

(a)	As reported on Schedule 13G filed on January 29, 2010 by BlackRock, Inc., as of December 31, 2009, BlackRock, Inc. has sole voting and dispositive power for 17,789,422 common shares.
(b)

As reported on Schedule 13D/A filed on November 16, 2009 by GAMCO Investors, Inc., Gabelli Funds, LLC has sole voting and dispositive power for 6,005,625 common shares, GAMCO Asset Management Inc. has sole voting power for 8,372,601 common shares and sole dispositive power for 8,802,601 common shares, MJG Associates, Inc. has sole voting and dispositive power for 30,000 common shares and Mario J. Gabelli has sole voting and dispositive power for 12,000 common shares. The amounts reported on Schedule 13D/A include a number of shares with respect to which Gabelli Funds, LLC and GAMCO Asset Management Inc. have the right to beneficial ownership upon the conversion of the Company’s 6 3/4% Cumulative Convertible Preferred Shares.

(c)	As reported on Schedule 13G on February 11, 2010 by LSV Asset Management, as of December 31, 2009, LSV Asset Management has sole voting and dispositive power for 10,920,684 common shares.
(d)	As reported on Schedule 13G filed on January 29, 2010 by Marathon Asset Management LLP, as of December 31, 2009, Marathon Asset Management LLP has shared voting power for 11,085,636 common shares and shared dispositive power for 15,195,474 common shares with Marathon Asset Management (Services) Ltd., M.A.M. Investments Ltd., William James Arah, Jeremy John Hosking, and Neil Mark Ostrer.
(e)	As reported on Schedule 13G/A filed on February 10, 2010 by Peninsula Capital Advisors, LLC, as of December 31, 2009, Peninsula Capital Advisors, LLC has shared voting power and shared dispositive power for 13,000,000 common shares with Peninsula Investment Partners L.P.
(f)	As reported on Schedule 13G/A on February 5, 2010 by The Vanguard Group, Inc., as of December 31, 2009, The Vanguard Group, Inc. has sole voting power for 292,968 common shares and sole dispositive power for 13,654,882. The Vanguard Group, Inc. has shared voting power for no common shares and shared dispositive power for 292,968 common shares with Vanguard Fiduciary Trust Company.

(g)	As reported on Schedule 13G/A on January 22, 2010 by Wells Fargo and Company, as of December 31, 2009, Wells Fargo and Company has sole voting power for 12,507,863 common shares and sole dispositive power for 12,937,323 common shares. Wells Fargo and Company has shared voting power for 949 common shares and shared dispositive power for 982 common shares with Wells Capital Management Inc., Peregrine Capital Management, Inc., Wells Fargo Bank, N.A., Wachovia Bank, National Association, Evergreen Investment Management Company, LLC., Calibre Advisory Services, Inc., Wells Fargo Advisors Financial Network, LLC., and Wells Fargo Advisors, LLC.

The following table sets forth the beneficial ownership of common shares and 6 3/4% Cumulative Convertible Preferred Shares as of March 5, 2010 (except as otherwise noted) by (i) each director and each executive officer named in the Summary Compensation Table on page 39, and (ii) all directors and executive officers of the Company as a group.

Unless otherwise indicated, the address of each director and executive officer is c/o Cincinnati Bell at the Company’s address.

Name and Address of Beneficial Owner	Common Shares Beneficially Owned as of March 5, 2010 (a)	Percent of Common Shares (c)	6 3/4% Cumulative Convertible Preferred Shares Beneficially Owned as of March 5, 2010 (d)	Percent of 6 3/4% Cumulative Convertible Perferred Shares (d)
Bruce L. Byrnes	147,319	*	—	*
John F. Cassidy	6,289,202	3.1%	—	*
Phillip R. Cox	102,083	*	—	*
Jakki L. Haussler	20,097	*	—	*
Tara L. Khoury	145,456	*	—	*
Mark Lazarus	12,635	*	—	*
Craig F. Maier	19,815	*	—	*
Brian A. Ross	1,824,278	*	—	*
Alex Shumate	63,097	*	—	*
Lynn A. Wentworth	20,097	*	—	*
Christopher J. Wilson	787,967	*	—	*
Gary J. Wojtaszek	420,755	*	—	*
John M. Zrno	179,347(b)	*	—	*
All directors and executive officers as a group (consisting of 15 persons, including those named above)	10,592,159	5.3%	—	*

*	indicates ownership of less than 1% of issued and outstanding shares.
(a)	Includes common shares subject to outstanding options and SARs under the Cincinnati Bell Inc. 1997 Long Term Incentive Plan, the Cincinnati Bell Inc. 2007 Long Term Incentive Plan and the Directors Stock Option Plan that are exercisable by such individuals within 60 days. The following options are included in the totals: 61,000 common shares for Mr. Byrnes; 5,118,960 common shares for Mr. Cassidy; 78,925 common shares for Mr. Cox; 62,000 common shares for Ms. Khoury; 1,377,456 common shares for Mr. Ross; 43,000 common shares for Mr. Shumate; 544,614 common shares for Mr. Wilson; 326,181 common shares for Mr. Wojtaszek; and 134,250 common shares for Mr. Zrno.
(b)	Includes 25,000 common shares held by the Zrno Family Limited Partnership.
(c)	These numbers are based upon 201,122,890 common shares issued and outstanding as of the Record Date.
(d)

These numbers represent 6 3/4% Cumulative Convertible Preferred Shares. In the aggregate, the 155,250 issued and outstanding 6 3/4% Cumulative Convertible Preferred Shares are represented by 3,105,000 Depositary Shares and each 6 3/4% Cumulative Convertible Preferred Share is represented by 20 Depositary Shares.

Any general statement that incorporates this Proxy Statement into any filing under the Securities Act of 1933 or under the Securities Exchange Act of 1934 shall not be deemed to incorporate by reference this Compensation Committee Report on Executive Compensation and related disclosure. Except to the extent the Company specifically incorporates such Report and related disclosure by reference, this information shall not otherwise be deemed to have been filed under such Acts.

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed the following Compensation Discussion and Analysis with management. Based on our review and discussions with management, we have recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement and incorporated by reference in Cincinnati Bell Inc.’s Annual Report on Form 10-K for the fiscal year ended December 31, 2009.

COMPENSATION COMMITTEE

John M. Zrno, Chairman

Phillip R. Cox

Bruce L. Byrnes

Craig F. Maier

Alex Shumate

COMPENSATION DISCUSSION AND ANALYSIS

General

This Compensation Discussion and Analysis will focus on:

•	The philosophy and objectives of the Company’s executive compensation program.

•	The goals that the executive compensation program is designed to reward.

•	Each of the elements of the executive compensation program.

•	Why the Compensation Committee selected the particular elements of compensation.

•	How the Compensation Committee determines the amounts and formulas for pay.

•	How each compensation element and the Company’s decisions regarding that element fit into the Company’s overall compensation objectives and affect decisions regarding other elements.

Compensation Program Philosophy and Objectives

The Company’s compensation program has the following primary philosophy and objectives:

•	Compensation must be competitive with other companies to attract and retain high-quality executives.

•

A significant portion of total executive compensation should be “at risk” and tied to the achievement of specific short-term and long-term performance objectives, principally the Company’s earnings, cash flow and the performance of the Company’s common shares, thereby linking executive compensation with the returns realized by shareholders.

•	Compensation should provide a balance among each executive’s base salary and short-term and long-term incentive components appropriate to the current and long-term goals and strategy of the Company.

Compensation Goals

The goals which are designed to be awarded by the compensation program are achievement of the Company’s current and long-term strategy, which is to “de-lever, defend and grow:”

•	De-lever — the Company’s generation of cash flow to repay and reduce its outstanding indebtedness.

•	Defend — the Company’s defense from incursions by its competitors of its product and service offerings in all of its market areas.

•	Grow — the Company’s pursuit of new product and service offerings as well as expansion into new markets.

Compensation Elements and General Principles

There are three elements to the Company’s executive compensation program:

•	Fixed compensation — Base salary.

•	“At-risk” annual compensation — Annual incentives paid in cash.

•

“At-risk” long-term compensation — Long-term incentives that are equity awards generally delivered in the form of stock options and performance units, which vest over time and represent a significant portion of the executive’s total compensation.

The Company provides these three forms of compensation to reflect competitive compensation practices, to help accomplish its business objectives and to provide an appropriate reward for achieving short- and long-term goals related to the Company’s current strategy to de-lever, defend and grow, which should lead to increased shareholder value.

Determining the Amount of Compensation

The Compensation Committee is primarily responsible for determining executive compensation. The Compensation Committee has retained Mr. Charles Mazza, an independent compensation consultant who is retained solely by the Compensation Committee and performs no services for management, to assist it in its deliberations regarding executive compensation. Pursuant to the Committee’s instructions, Mr. Mazza analyzes and comments on various compensation proposals made by the Company and on various topics specified by the Committee and opines and reports on these matters in open sessions of Compensation Committee meetings. In executive sessions of Compensation Committee meetings, Mr. Mazza addresses subjects of particular interest to the Compensation Committee, such as compensation of the Chief Executive Officer. In such instances, Mr. Mazza presents his analysis along with the pros and cons of certain compensation elements and his recommendations. Pursuant to the Compensation Committee Chair’s request, Mr. Mazza contacts each member of the Compensation Committee annually as part of the Compensation Committee’s self-evaluation and reports his conclusions to the Compensation Committee.

The Company retains Towers Watson, a compensation consulting firm, to assist it with various compensation-related projects during the course of the year. Typically, the Company has a discussion with Towers Watson about a project, outlining the project’s objectives, and discusses Towers Watson’s approach to the project before requesting them to complete the project. The projects range from requests for general compensation data or information to requests for specific guidance and recommendations, such as designing specific incentive plans.

At the Company’s request, Towers Watson conducts an annual study of marketplace compensation practices. The Compensation Committee annually benchmarks each executive’s compensation to ensure that it is in a competitive range and that an appropriate portion of it is “at risk”: that is, subject to payment only if the Company obtains certain quantitative results and the individual achieves certain qualitative results. Towers Watson obtains, compiles and supplies to the Company and the Compensation Committee competitive compensation information. This information covers two peer groups:

The first peer group consists of 18 telecommunications companies. The Company, in consultation with Towers Watson and Mr. Mazza, annually reviews the list of companies in this group to make certain that the group is appropriate, and the Compensation Committee, after review, approves the peer group. The telecommunications peer group currently includes:

•AT&T	•Mediacom Communications Corp.
•CenturyLink Inc.	•Qwest Communications International
•Level 3 Communications Inc.	•Sprint Nextel Corp.
•Comcast Corp.	•Telephone & Data Systems
•FairPoint Communications Inc.	•Time Warner
•Frontier Communications Corp.	•United States Cellular
•PAETEC Holding Corp.	•USA Mobility Inc.
•Global Crossing Ltd.	•Verizon
•Iowa Telecommunications Services Inc.	•Vonage

The second peer group is comprised of 120 companies, in various industries, with annual revenues between $1 billion and $3 billion. These companies are chosen because they have annual revenues that are closely aligned with the Company’s revenues, and they provide the Company and the Compensation Committee with insight with respect to executive compensation practices across a wide cross-section of industries. These companies include:

•Advanced Medical Optics	•Day & Zimmermann	•International Game Technology	•Ralcorp Holdings
•Alexander & Baldwin	•Deluxe	•Iron Mountain	•Rayonier
•American Crystal Sugar	•Dentsply	•Irvine Company	•Revlon
•AMETEK	•Discovery Communications	•J.M. Smucker	•RF Micro Devices
•Ann Taylor Stores	•Donaldson	•Jack in the Box	•Rich Products
•Applera	•E.W. Scripps	•Jostens	•Safety-Kleen Systems
•Appleton Papers	•Endo Pharmaceuticals	•Kaman Industrial Technologies	•SAS Institute
•Arby’s Restaurant Group	•Equifax	•Kennametal	•Schreiber Foods
•Arysta LifeScience North America	•Exterran	•Kerzner International	•Scotts Miracle Gro
•Barr Pharmaceuticals	•Fleetwood Enterprises	•KLA-Tencor	•Sensata Technologies
•Beckman Coulter	•Flint Group USA	•Magellan Midstream Partners	•Shire Pharmaceuticals
•BIC	•G&K Services	•Makino	•Sigma-Aldrich
•Biogen Idec	•GATX	•Martin Marietta Materials	•Sirius Satellite Radio
•Bio-Rad Laboratories	•General Atomics	•Mary Kay	•Smith & Nephew
•Blyth	•GEO Group	•McClatchy	•Springs Global US
•Bob Evans Farms	•Getty Images	•MDS Pharma Services	•Stantec
•Bracco Diagnostics	•Greif	•Media General	•Steelcase
•Brady	•GTECH	•Metavante Technologies	•Stewart & Stevenson
•Burger King	•H.B. Fuller	•MetroPCS Communications	•TeleTech Holdings
•Carpenter Technology	•Harland Clarke	•Millipore	•Teradata
•CashNetUSA	•Hayes-Lemmerz	•Monaco Coach	•Terra Industries
•Catalent Pharma Solutions	•Hercules	•Mueller Water Products	•Thomas & Betts
•Celgene	•Herman Miller	•National Semiconductor	•Toro
•Cephalon	•HNI	•New York Times	•Tupperware
•Ceridian	•Hospira	•Noranda Aluminum	•Underwriters Laboratories
•Chesapeake	•Houghton Mifflin	•Nypro	•Uni-Select USA
•COACH	•Hunt Consolidated	•PerkinElmer	•Virgin Mobile USA
•Convergys	•IDEX	•PolyOne	•Vistar
•Crown Castle	•IMS Health	•Purdue Pharma	•Vulcan Materials
•Cubic	•International Flavors & Fragrances	•Quintiles	•Wendy’s International

In establishing its compensation programs, the Company evaluates the following from both peer groups data:

•	Base pay.

•	Total target cash compensation — the sum of base pay plus target annual bonus opportunity.

•	Total target direct compensation — the sum of base pay plus target annual bonus opportunity plus target long-term incentive opportunity.

The Compensation Committee believes that pay practices for executive officers should include pay elements, and a mix of pay elements, that are reflective of the two peer groups. Since executive compensation is correlated with a company’s annual revenue, the Company, in consultation with Towers Watson, adjusts the compensation pay data of the two peer groups to take into account differences in revenue among companies using a statistical technique called “regression analysis.” Using this technique, for each executive officer position whose compensation is assessed and set by the Compensation Committee (or the full Board, in the case of the Chief Executive Officer), Towers Watson produces a predicted level of each pay component that would be at the revenue adjusted 50th percentile of the compensation paid by the companies in the peer groups. This allows the Committee to compare each executive’s pay, both by pay component and in total, to the level of pay it should expect to pay at the market 50th percentile based on the Company’s annual revenue. The Company does not review pay levels at individual companies or the specific structure of other companies’ short- or long-term incentive plans. Instead, the Compensation Committee considers the predicted pay levels in both peer groups as an indication of market pay practice relating to each pay component and the relative mix among the pay components.

The Compensation Committee considers, as one of many factors, each component of executive officer compensation compared to the predicted, revenue adjusted market 50th percentile pay levels for two reasons:

•	Benchmarking at the 50th percentile is consistent with the practice followed by a majority of companies.

•

Targeting base compensation levels at the 50th percentile allows the Company to place a higher proportion of the executive’s compensation at risk. The Company and the Compensation Committee believe this is consistent with the concept of “pay for performance.”

Market data is only one factor considered by the Company and the Compensation Committee in determining executive compensation. The Compensation Committee also considers other factors such as past and current pay levels, internal equity considerations and performance when setting compensation levels for each executive.

The Compensation Committee also wants to ensure that each executive has a significant percentage of compensation “at risk.” Using the benchmark data and input from its own independent consultant as well as from Company management (primarily the Chief Executive Officer and the Vice President of Human Resources & Administration), the Compensation Committee allocates total target direct compensation among base salary, annual bonus and long-term incentive compensation. For 2009, the Chief Executive Officer’s base salary represented approximately 40% of total target cash compensation and approximately 17% of total target direct compensation. For the other named executive officers, their base salary represented between 50% and 63% of total target cash compensation and between 23% and 31% of total target direct compensation. Based on marketplace practices, combined with the Compensation Committee members’ collective experience, the Compensation Committee believes that this allocation of pay among base pay and short-term and long-term incentive compensation provides an appropriate incentive to achieve objectives set for the current year while also providing a significant incentive that requires the executives to make decisions that are intended to sustain attainment of business objectives over the longer term.

As part of the process for setting compensation, the Compensation Committee reviews “tally sheets” prepared for each of the executives. Tally sheets provide the Compensation Committee with detailed information, as of a given date, about each executive’s current compensation (including the value of any applicable benefit programs) and wealth accumulation, including the value of accrued and vested pay, such as shares of Company stock, vested stock options and other equity awards owned by the executive and the value of any vested retirement benefits provided by the Company, as well as pay and benefits triggered under a variety of employment termination scenarios. This provides additional context for the Compensation Committee in setting pay levels.

Determination of Amounts for Each Compensation Element

Base Salary

An executive’s base salary is determined based on an assessment of his or her performance as compared to his or her individual job responsibilities, the executive’s effectiveness in identifying and developing future management talent, such other factors as the Chief Executive Officer or the Compensation Committee deems relevant for such executive, and the predicted market 50th percentile base salary data for such position. Generally, no one factor is given more weight than another, nor does the Company use a formulaic approach in setting executive pay. Additionally, the Company does not look at total compensation of the peer group. Instead, the various factors are considered as a whole in determining executive pay adjustments.

For all executive officers other than himself, the Chief Executive Officer recommends base salaries, which the Compensation Committee takes into consideration when making its determinations.

Similarly, the Company’s Chairman of the Board solicits input from each of the other directors regarding the Chief Executive Officer’s performance during the year. In executive session, the Chairman of the Board provides the Compensation Committee with a summary of the input received for further discussion. The Compensation Committee’s independent consultant reviews the annual executive compensation study for the Chief Executive Officer’s position. Based on these factors, the Compensation Committee determines the adjustments in the Chief Executive Officer’s base salary to recommend for approval by the full Board.

Annual Incentive

Payments under the Company’s annual incentive plan are tied to:

•	the Company’s level of achievement of (a) earnings before interest, taxes, depreciation and amortization (“EBITDA”) and (b) revenues, and

•	the executive’s individual performance.

The Company has selected the EBITDA and revenue measures because it believes that investors use them to evaluate the financial performance of the Company and because they also indicate the level of success of the Company’s strategy to de-lever, defend and grow. EBITDA is a common measure of profitability employed in the telecommunications and other capital-intensive industries. The Compensation Committee and the Board review and approve the calculations of EBITDA and revenues. In conjunction with such review, they may adjust the calculated result or goal amount to reflect a change in business direction, reallocation of Company resources or an unanticipated event.

For 2009, the Compensation Committee allocated the annual incentive targets as follows:

•	50% for attainment of the EBITDA goal

•	30% for attainment of the revenue goal

•	20% for individual performance

The EBITDA and revenue goals are assessed independently of each other and are scaled above and below their respective targets in the manner set out below.

Percentage of Criterion Achieved	EBITDA Goal		Revenue Goal
	Percentage of Target Incentive Goal	Percentage of Total Annual Incentive Paid	Percentage of Target Incentive Goal	Percentage of Total Annual Incentive Paid
Below 95%	0%	0%	0%	0%
95%	50%	25%	50%	15%
100%	100%	50%	100%	30%
105%	150%	75%	150%	45%
120% or greater	200%	100%	200%	60%

As shown in the chart above, if a minimum percentage of the target goal for a criterion is not obtained, no portion of the executive’s annual incentive for that criterion is paid; if the minimum percentage is reached, 50% of the target incentive is paid; if the target goal is obtained, 100% of the target incentive is paid; and, if 120% or more of the target goal is obtained, 200% of the target incentive for that criterion is paid. For example, if 95% of the EBITDA target was reached, an executive would be paid 50% of the annual incentive target for the EBITDA goal or 25% (50% x 50%) of the executive’s total annual incentive target. Linear interpolation is used to determine payouts at achievement levels not set forth in the table.

The EBITDA and revenue results and targets for 2009, as adjusted by the Compensation Committee for changes in business direction or unanticipated events, were as follows:

•	Actual EBITDA was $470.2 million, which was 98.0% of the target goal of $480.0 million.

•	Actual revenue was $1,336.0 million, which was 94.1% of the target goal $1,420.0 million.

After the determination of the amount an executive has earned pursuant to the EBITDA and revenue criteria, the Compensation Committee then considers that executive’s individual performance. The Chief Executive Officer provides the Compensation Committee with his assessment of each executive officer’s individual performance. The Chief Executive Officer is given discretion by the Compensation Committee in assessing performance, but, in general, the Chief Executive Officer reviews, for each executive officer, the performance of the executive’s department, the quality of the executive’s advice and counsel on matters within the executive’s purview, qualitative peer feedback and the effectiveness of the executive’s communication with the organization and with the Chief Executive Officer on matters of topical concern. These factors are evaluated subjectively and are not assigned specific individual weight. The Chief Executive Officer then recommends an award for the individual performance-based portion for each of the other named executive officer’s annual incentive, which generally range from 0% to 200% of the target award for such portion. For 2009, for the individual performance component, the Compensation Committee awarded 200% of target for Ms. Khoury, 50% of target for Mr. Ross, 200% of target for Mr. Wilson and 200% of target for Mr. Wojtaszek.

The total amounts of annual incentives awarded for 2009 to the named executive officers, also shown in the Summary Compensation Table, are as follows:

Tara L. Khoury	$151,200, or 80% of target

Brian A. Ross	$212,500, or 50% of target

Christopher J. Wilson	$160,680, or 80% of target

Gary J. Wojtaszek	$280,000, or 80% of target

The Compensation Committee meets in executive session to consider Mr. Cassidy’s individual performance. The Compensation Committee evaluates the information obtained from the other directors concerning the Chief Executive Officer’s individual performance, based on a discussion led by the Chairman of the Board. Factors considered include succession planning, overall development of the Company leadership team and community involvement/relationships. The Compensation Committee has discretion in evaluating the Chief Executive Officer’s performance and may recommend to the full Board a discretionary increase or decrease to the Chief Executive Officer’s final incentive award as the Compensation Committee believes is warranted. The Compensation Committee recommended to the full Board that Mr. Cassidy be awarded a bonus for 2009 of $774,400, which was 80% of Mr. Cassidy’s target bonus for 2009. This bonus reflects the Company’s level of attainment of the revenue and EBITDA goals and the Compensation Committee’s and full Board’s assessment of Mr. Cassidy’s individual performance, which was 200% of target. The full Board approved the award.

Long-term incentives

Long-term incentives are intended to encourage the Company’s executives to focus on and achieve the long-term business goals of the Company. Additionally, long-term incentive awards also aid the development and retention of top management through share ownership and recognition of future performance. An executive’s realization of their long-term incentive means that the Company has also performed in accordance with its plan over a long-term period.

Although other forms of awards are possible, the Company’s long-term incentives consist principally of stock options and performance-based awards granted under the Company’s long-term incentive plan. The Compensation Committee has generally divided the total long-term incentives approximately equally between stock option grants and performance unit grants because such an allocation enables the Company to compensate executive management based upon a combination of stock price appreciation and operating results that are consistent with its long-term business strategy. Stock options directly align the executive’s interest with the shareholders’ interest because any actual realized value derived from stock options requires appreciation in the Company stock price, whereas performance units vest and are paid in common shares based upon and only after the attainment of specific business objectives over performance periods.

The total annual long-term incentive opportunity for each named executive officer is established by the Compensation Committee in terms of dollars. For each type of award (options and performance units), a market competitive grant is determined by dividing the peer group benchmark value for equity awards by the binomial value of one option for the half of the award being made in options and the value of one performance unit for the other half being awarded in performance units, as developed for the Company by Towers Watson. Other factors, such as the executive’s performance and any special significant accomplishments, are considered in determining the final number of options and performance units actually granted. Grants in years prior to 2008 were based on an estimate of the expected price of the Company’s stock on the date of grant, but were not subject to any downward or upward adjustment based on the actual closing stock price on the date of grant. The Committee decided at its December 2008 meeting that such adjustments should be made in order to ensure that the dollar value of long-term incentive opportunity intended to be provided is actually granted. Final award grants are determined based on the dollar value of long-term incentive opportunity approved by the Compensation Committee and the actual closing price of the stock on the date such awards are granted.

At the beginning of 2009, the number of shares then available under the Cincinnati Bell Inc. 2007 Long Term Incentive Plan was substantially depleted, primarily as a result of significant grants of shares to operational management under a special five year incentive plan approved by the Compensation Committee to drive growth in a key area of the business. Those grants, combined with the large decline in the Company’s stock price as the general stock market dropped dramatically, made it apparent that there would be insufficient shares available to make timely equity grants, at the dollar value intended to be provided, to the executive officers in their normal form. Moreover, the plan also places a limit of 1,000,000 shares that may be granted to any one employee during a calendar year, which presented an additional challenge to the Compensation Committee and full Board of Directors with respect to the Chief Executive Officer. In order to overcome this, the Compensation Committee decided, at its regularly scheduled January 2009 meeting (the full Board in the case of the Chief Executive Officer), to use Stock Appreciation Rights (SARs) structured identically to stock options for the remaining portions of the awards normally granted in options, but which could not be awarded due to a lack of shares. SARs that are required to be settled in cash do not count toward the maximum number of shares that can be issued under the long term incentive plan during its life. However, the implicit shares used to determine the value of any SAR count toward the annual 1,000,000 share limit that may be granted to any one individual under the terms of the 2007 Long Term Incentive Plan. Given that the Chief Executive Officer’s 1,000,000 SAR grant exhausted the shares available for calendar year 2009, and thus would provide no long-term incentive award with respect to the next three-year performance based plan cycle for the 2009-2011 period, the full Board approved the use of a dollar-based award for that plan cycle. In addition, in order to ensure that the dollar-denominated target is aligned with shareholder interests, the Board of Directors also decided that any award earned by the Chief Executive Officer under the 2009-2011 period would be modified by the percentage change in the Company’s common share price as measured from the original date of grant on January 30, 2009, subject to a total award limitation of $5 million. Thus, for example, if the common share price decreased by 10% during a measurement period, the dollar award earned would decrease by 10%. Conversely, if the common share price increased by 10% during a measurement period, then the dollar award earned would increase by 10%.

On May 1, 2009, shareholders approved an additional 10 million shares to be available to issue under the Cincinnati Bell Inc. 2007 Long Term Incentive Plan. In connection with the approval of these additional shares, the Compensation Committee adopted a new policy whereby it would limit the total number of shares that may be granted in any one calendar year to 2 million shares as a means of ensuring the newly approved shares would last for at least five years. In addition, the SARs granted in January 2009 that, except for the approval of these additional shares, would have been settled in cash, will now be settled in shares.

At its regularly scheduled meeting in January 2010, the Compensation Committee decided, as a further means to reduce share usage, to issue a portion of the Chief Executive Officer’s annual stock option grant in the form of cash-settled SARs and also grant another dollar-denominated target award for the 2010 – 2012 three year performance cycle. The 2010 – 2012 award will be adjusted based on the percentage change in the stock price comparing the average price of the Company’s stock for the 20 trading days preceding January 29, 2011, 2012 and 2013 for the respective performance periods to the 20 trading days preceding January 29, 2010, the date of the grant.

Stock Options

The Company grants stock options with an exercise price equal to the fair market value of the Company’s common shares on the date of grant. The “fair market value” of the Company’s common shares on the date of grant is generally defined in the 2007 Long Term Incentive Plan as the closing price of the stock on the NYSE on the date of grant. To encourage executives to achieve the Company’s long-term goals, stock options generally vest over a three-year period with a percentage of the award vesting each year. Stock options cannot remain outstanding beyond a ten-year period.

The Compensation Committee (and in the case of the Chief Executive Officer, the full Board) grants stock option awards based upon a review of peer company practices and each executive’s performance (as well as the Chief Executive Officer’s recommendations concerning the other executives). Because of the small in-the-money value of prior years’ stock option grants, the Compensation Committee has not considered prior years’ grants in determining amounts of stock options granted. Thus, the actual option award to a named executive officer is a function of market data from the peer groups, the dollar value in long-term incentive approved by the Compensation Committee, the binomial value of one stock option on the actual date of grant, and the executive’s individual performance.

As noted in the preceding section, for half of the executive officers’ 2010 long-term equity grants, stock options were granted to each executive officer except the Chief Executive Officer who was granted a combination of stock options and SARs.

Performance Plan

Performance-based awards, which are paid in common shares, are based on the achievement of specific Company quantitative goals over a three-year performance period. Such awards are granted during the first quarter of each calendar year following finalization and approval by the full Board of the one-year, two-year cumulative and three-year cumulative financial goal(s) for the next three-year period. Beginning with the 2007 – 2009 performance period and subsequent three-year performance periods (for which the performance-based awards have consisted of and will consist of performance units), the Compensation Committee (and the full Board in the case of the Chief Executive Officer) established a criterion of adjusted free cash flow. To compute each executive’s performance plan attainment, the Company added or subtracted from reported free cash flow certain pre-established and/or non-recurring cash flows. Additionally, the Compensation Committee or the Board may also adjust reported free cash flow for unanticipated items, reallocation of Company resources or changes in certain business objectives. The Compensation Committee and the full Board have selected adjusted free cash flow as the performance measure for performance-based awards because both believe that the Company’s ability to generate strong cash flow over a sustained period is the key to continuing its de-lever, defend and grow strategy over the next several years. For the 2010-2012 performance cycle, the Compensation Committee and the full Board determined that the definition of free cash flow measure would conform to the definition of free cash flow used by the Company for external reporting purposes.

Using peer group data (along with the Chief Executive Officer’s recommendations for the other executives), the Compensation Committee makes performance unit grants to each executive other than the Chief Executive Officer and makes a recommendation to the full Board for performance unit grants for the Chief Executive Officer. The actual number of performance units granted is based on the long-term incentive dollar value approved by the Compensation Committee and the value of one share of stock on the date of grant. The threshold and target performance levels are the same for each of the named executive officers. For each performance cycle, actual adjusted free cash flow achieved must be at least 90% of the target goal in order to generate a threshold level payout equal to 75% of the target award for each executive.

In order to preserve shares available to be issued in future periods, and in light of the 1,000,000 share annual individual limit, it was determined to make the Chief Executive Officer’s target award payable in cash under the 2009 – 2011 and 2010 – 2012 performance plan cycles.

For the 2007 – 2009 cumulative period under the 2007 – 2009 performance cycle, the adjusted free cash flow target goal and result were, respectively, $420.0 million and $540.5 million, or 128.7% of the target goal. For the 2008 – 2009 cumulative period under the 2008 – 2010 performance cycle, the adjusted free cash flow target goal and result were respectively, $298.0 million and $341.2 million, or 114.5% of the target goal. For the 2009 period under the 2009 – 2011 performance cycle, the adjusted free cash flow target goal and result were respectively, $150.0 million and $150.0 million, or 100.0% of the target goal. See above for a discussion of how payment of these performance units was determined based on the percentage of target free cash flow results achieved during each measurement period of the three-year performance periods. The adjusted free cash flow target goal for the 2009 – 2010 cumulative period under the 2009 – 2011 performance cycle is $211.0 million. The three-year cumulative adjusted free cash flow target goals for the 2008 – 2010 and 2009 – 2011 performance cycles are $518.0 million and $305.0 million, respectively.

The Overall Compensation Package

The material on the foregoing pages sets forth an overview and explanation of the Company’s executive compensation philosophy and how it is put into practice. The Company and the Compensation Committee both believe that the central objective of effective compensation practice is to provide an appropriate and competitive mixture of base pay (the “fixed cost” of the program) and incentive compensation programs that promote achievement of current-year goals and longer-term business strategy in a way that is closely aligned with shareholder interests. Over time, short- and long-term objectives and strategies may change, and the Company and the Compensation Committee will make changes in the various elements of compensation that they believe are responsive to these changes.

The Company applies its compensation policies and related decision-making process to the Chief Executive Officer on the same basis as to the other named executive officers. Differences in pay levels for the Chief Executive Officer relative to the other named executive officers is reflective of the additional responsibility, knowledge, strategic judgment and leadership required of the Chief Executive Officer as compared to the other named executive officers. The Compensation Committee believes the Chief Executive Officer’s pay is reasonable when compared to market pay levels for other Chief Executive Officers at the revenue adjusted 50th percentile combined with the Committee’s assessment of the Chief Executive Officer’s performance. Further, as a percent of the telecommunications peer group “target” pay, the Chief Executive Officer’s pay is similar to that of the other named executive officers of the Company.

The Company believes that this compensation program has been effective in retaining key executive talent, driving attainment of its annual revenue and EBITDA goals, delivering sustained cash flow performance over multiple years and aligning executive rewards with the interests of shareholders.

Benefits

Senior executives, hired prior to January 1, 2009, participate in the same pension plan as all other eligible salaried and certain non-union hourly employees. The pension plan is a qualified defined benefit plan with a nonqualified provision that applies to the extent that eligible earnings or benefits exceed the applicable Internal Revenue Code limits for qualified plans. The Company makes all contributions to this plan. In addition, the Chief Executive Officer is also covered under a nonqualified supplemental retirement plan, the Cincinnati Bell Pension Program (“SERP”), the benefits of which are payable by the Company. Mr. Cassidy is vested in the SERP as he has attained the age of 55 and has at least ten years of service. The SERP provides the Chief Executive Officer with a benefit equal to 50% of the average of the highest 36 months of his compensation during his last five years of employment. The calculated benefit is reduced for benefits payable from both the qualified defined benefit plan and the nonqualified provision within such plan. Benefits under the SERP are also reduced if Mr. Cassidy leaves the Company before the sum of his age and years of service total at least 75. The Company and the Compensation Committee have determined that it is unlikely that any new participants will be added to the SERP in the future. The pension plans are designed to provide a reasonable level of replacement income upon retirement and provide an incentive for executives to remain with the Company for a significant portion of their career. The executives, along with all other salaried employees, also participate in a 401(k) savings plan, which includes a Company matching contribution feature that vests 100% of such matching contributions in the employee’s account as they are made to the plan.

The value of the Company’s retirement programs is not considered in any of the compensation decisions made with respect to other elements of named executive officer compensation. This is because the Company believes that the alignment of the interests of executives and shareholders is most effectively accomplished through its short- and long-term incentive compensation programs, and because survey data used for benchmarking focuses on short-term and long-term incentive compensation programs, rather than retirement programs. In addition, long-term incentives do not play a role in determining retirement benefits.

Each executive participates in a broad set of other benefit plans and programs, including medical, dental, vision, life and short- and long-term disability plans and home telephone service price discount programs, on the same basis as all other salaried employees. In addition, each executive is provided with a “cafeteria-style” flexible perquisite program, which provides the executive an annual allowance ($35,000 for Mr. Cassidy; $23,000 for Messrs. Ross and Wojtaszek and Ms. Khoury, and $13,000 for Mr. Wilson) that can be used to defray expenses in connection with a wide variety of benefits, such as tax and financial planning and automobile costs. In addition, each executive has an additional $3,000 annual allowance that is available to help pay for the cost of an annual executive physical examination. The executives do not receive any amounts of these annual allowances that are not used to obtain the services or products covered by the flexible perquisite program, nor are they grossed up for any related income tax liability. The Company provides the flexible perquisite program in order to be competitive with marketplace practice. The Company and the Compensation Committee believe the current program is modest and reasonable. See page 43 for a more detailed discussion of this program and the benefits covered by it.

The Company believes that the various benefit plans and programs provided are consistent with predominant U.S. employment practices and are necessary to attract and retain executive talent.

2010 Named Executive Officer Compensation

The Compensation Committee established 2010 compensation for the named executive officers at its regularly scheduled December 2009 meeting using the principles and process described above. The assessment of each executive’s performance was detailed and both objective and subjective. Their existing total compensation opportunity was compared to the predicted 50th percentile of market pay for executives in similar positions in both peer groups, the telecommunications group and the general industry group, after adjusting for differences in annual revenues among the companies. Their compensation is based on both the Company’s performance as well as each executive’s personal performance and is designed to be aligned with the existing business strategies to de-lever, defend and grow the Company.

Mr. Cassidy reviewed each element of each executive’s total compensation opportunity — base salary, annual bonus and long-term incentive compensation — with the Compensation Committee. In addition, the Compensation Committee reviewed a tally sheet showing the value or cost of participation in the Company’s various benefits, retirement and perquisite plans for each named executive officer. Furthermore, Mr. Cassidy reviewed with the Compensation Committee that a decision on merit increases for the general employee workforce was still pending for 2010. As a result, Mr. Cassidy requested that, except for Mr. Wojtaszek, no action on base pay be taken until a decision is made on the merit increase program for the Company at large.

Based on the foregoing, Mr. Cassidy recommended, and the Compensation Committee approved, the following compensation for 2010:

Base Salary:

•	Mr. Ross’s salary remains unchanged at $425,000, which is 110% of the peer group benchmark.

•	Mr. Wojtaszek’s salary was increased to $385,000, which is 96% of the peer group benchmark.

•	Ms. Khoury’s salary remains unchanged at $315,000, which is 119% of the peer group benchmark.

•	Mr. Wilson’s salary remains unchanged at $309,000, which is 94% of the peer group benchmark.

Annual Bonus Target:

•	Mr. Ross’s target bonus remains unchanged at 100% of base salary, which is 155% of the peer group benchmark.

•	Mr. Wojtaszek’s target bonus remains unchanged at 100% of base salary, which is 164% of the peer group benchmark.

•	Ms. Khoury’s target bonus remains unchanged at 60% of base salary, which is 151% of the peer group benchmark.

•	Mr. Wilson’s target bonus remains unchanged at 65% of base salary, which is 161% of the peer group benchmark.

Long-Term Incentives:

•

For the 2009 fiscal year, Mr. Ross was granted 265,719 performance units (at target) with respect to the 2009 – 2011 performance period in January 2009, a nonqualified stock option for 362,162 common shares in December 2008, and another nonqualified stock option for 60,938 common shares and 103,185 SARs in January 2009. For the 2010 fiscal year, Mr. Ross was granted 34,364 performance units (at target) with respect to the 2010 – 2012 performance period and a stock option for 69,846 common shares, both of which were granted in January 2010. Mr. Ross’s total 2010 opportunity is equal to 38% of the peer group benchmark.

•

For the 2009 fiscal year, Mr. Wojtaszek was granted 264,728 performance units (at target) with respect to the 2009 – 2011 performance period in January 2009, a nonqualified stock option for 324,324 common shares in December 2008 and another nonqualified stock option for 76,989 common shares and 130,363 SARs in January 2009. For the 2010 fiscal year, Mr. Wojtaszek was granted 103,952 performance units (at target) with respect to the 2010 – 2012 performance period and a stock option for 211,284 common shares, both of which were granted in January 2010. Mr. Wojtaszek’s total 2010 opportunity is equal to 102% of the peer group benchmark.

•

For the 2009 fiscal year, Ms. Khoury was granted 250,000 performance units (at target) with respect to the 2009 – 2011 performance period and a nonqualified stock option for 200,000 common shares upon hire in March 2009. For the 2010 fiscal year, Ms. Khoury was granted 34,364 performance units (at target) with respect to the 2010 – 2012 performance period and a stock option for 69,846 common shares, both of which were granted in January 2010. Ms. Khoury’s total 2010 opportunity is equal to 163% of the peer group benchmark.

•

For the 2009 fiscal year, Mr. Wilson was granted 201,272 performance units (at target) with respect to the 2009 – 2011 performance period in January 2009, a nonqualified stock option for 210,810 common shares in December 2008 and another nonqualified stock option for 74,495 common shares and 126,140 SARs in January 2009. For the 2010 fiscal year, Mr. Wilson was granted 101,375 performance units (at target) with respect to the 2010 – 2012 performance period and a stock option for 206,046 common shares, both of which were granted in January 2010. Mr. Wilson’s total 2010 opportunity is equal to 102% of the peer group benchmark.

The Compensation Committee then met in executive session with only Mr. Mazza, an independent outside consultant, to determine the amount of Mr. Cassidy’s compensation elements for 2010. Mr. Mazza presented the market pay levels for each component of pay and responded to questions asked by the Compensation Committee. The Compensation Committee, following discussions and deliberations, prepared and presented its recommendations for approval by the full Board, which recommendations were approved.

2010 Chief Executive Officer Compensation

The Compensation Committee focused its deliberations primarily on the following factors in determining Mr. Cassidy’s compensation:

•	The objectives of the Company’s compensation programs;

•	The compensation of other chief executive officers in the two study company peer groups;

•	The overall results achieved by the Company in a highly competitive market environment; and

•	Mr. Cassidy’s personal performance, including succession planning and his personal involvement in community affairs in the greater Cincinnati area.

As a result of the data and deliberations, the Compensation Committee recommended, and the full Board approved, the following 2010 compensation for Mr. Cassidy:

•	Base Salary — Mr. Cassidy’s salary remained unchanged at $645,000, which is 84% of the peer group benchmark.

•

Annual Bonus Target — Mr. Cassidy’s annual target bonus remains at 150% of base salary, which is 146% of the peer group benchmark. Mr. Cassidy became CEO in July 2003, his salary was adjusted effective January 1, 2004 to its present level and has remained unchanged. Mr. Cassidy’s total cash compensation, which is the sum of his base salary plus annual target bonus, is 112% of the peer group benchmark.

•

Long-Term Incentives — For the 2009 fiscal year, Mr. Cassidy was granted a cash target of $1,329,904 with respect to the 2009 – 2011 performance period in January 2009, a stock option of 680,000 common shares in December 2008 and a grant of 1,000,000 SARs in January 2009. For the 2010 fiscal year, Mr. Cassidy was granted a $872,500 cash target award with respect to the 2010 – 2012 performance period, a stock option for 304,703 common shares and a grant of 304,703 cash settled SARs, all of which were granted in January 2010. Mr. Cassidy’s total 2010 opportunity is equal to 102% of the peer group benchmark.

Miscellaneous Items

Stock Ownership Guidelines

The Compensation Committee recognizes that executive stock ownership is an important means of aligning the interests of the Company’s executives with those of its shareholders. To that end, the Compensation Committee has established the following stock ownership guidelines:

•	Chief Executive Officer — 3 times base salary (as adjusted each year)

•	Other named executive officers — 1.5 times base salary (as adjusted each year)

Since the personal situation of each executive may vary, the Compensation Committee has not set a specific period of time in which the ownership level must be achieved, but does expect each executive to make measurable progress on a year-over-year basis as evidenced by the number of shares owned multiplied by the fair market value of the Company’s stock. Aside from the Company’s actual performance from one year to the next, the price of the Company’s stock may vary due to the general condition of the economy and the stock market. Therefore, the Compensation Committee may measure an executive’s progress more on the basis of the year-over-year increase in the number of shares owned than the overall market value of the shares owned in relation to the executive’s ownership goal. For purposes of measuring ownership, only shares owned outright by the executive (including shares owned by the executive’s spouse or dependent children and shares owned through the Company’s savings plan or deferred compensation plan) are included. Shares represented by unvested stock options or any other form of equity for which some condition remains to be completed before the executive earns a right to and receives the shares (except for shares that have been electively deferred to a future date) are not counted in determining the executive’s level of ownership.

As of March 5, 2010, Mr. Cassidy owned shares valued at approximately 194% of his ownership target; Mr. Ross achieved approximately 225% of his ownership goal; Mr. Wojtaszek achieved approximately 53% of his ownership goal; Ms. Khoury, who joined the Company in March 2009, achieved approximately 57% of her ownership goal and Mr. Wilson achieved approximately 169% of his ownership goal.

Employment Agreements and Severance and Change-in-Control Payments and Benefits

The Company generally enters into employment agreements with the named executive officers for several reasons. Employment agreements give the Company the flexibility to make changes in key executive positions with or without a showing of cause, if terminating the executive is determined by the Company or the Board to be in the best interests of the Company. The agreements also minimize the potential for litigation by establishing separation terms in advance and requiring that any dispute be resolved through an arbitration process. The severance and change-in-control payments and benefits provided under the employment agreements and described in more detail beginning on page 51 were important to ensure the retention of Mr. Cassidy and other named executive officers at the time they were promoted to their present positions and are important to their continued retention. The payments and benefits are comparable to the payments and benefits to which the executives’ predecessors in office were entitled and to the payments and benefits provided by other companies to employees in similar positions. The Company considers the employment agreements to be especially important in situations involving a possible change in control because they provide the executives with sufficient compensation and clarity of terms in such a situation. Thus, the executives are able to devote their full attention to fairly evaluate the potential transaction and its benefit to the Company and its shareholders rather than being distracted by the transaction’s possible effect on their personal employment situations. Because these potential payments are triggered under very specific circumstances, such payments are not considered in setting pay for other elements of executive compensation.

Adjustments and Recovery of Award Payments

The Company is subject to the requirements of Section 304 of the Sarbanes Oxley Act. Therefore, if the Company were required to restate its financial results due to any material noncompliance of the Company, as a result of misconduct, with any financial reporting requirement under the securities laws, the Securities and Exchange Commission could act to recover from the Chief Executive Officer and Chief Financial Officer any bonus or other incentive-based or equity-based compensation received during the 12-month period following the date the applicable financial statements were issued and any profits from any sale of securities of the Company during that 12-month period.

Compensation Limitation

Section 162(m) of the Internal Revenue Code generally limits to $1,000,000 the available deduction to the Company for compensation paid to any of the Company’s named executive officers, except for performance-based compensation that meets certain technical requirements. Although the Compensation Committee considers the anticipated tax treatment to the Company of its compensation payments, the Compensation Committee has determined that it will not necessarily seek to limit executive compensation to that deductible under Section 162(m) of the Internal Revenue Code.

EXECUTIVE COMPENSATION

Summary Compensation Table

The following table sets forth information concerning the compensation of any person who served as the principal executive officer (John F. Cassidy) or principal financial officer (Gary J. Wojtaszek) during the year ended December 31, 2009, and the three most highly compensated persons who served as executive officers (Brian A. Ross, Tara L. Khoury, Christopher J. Wilson) during the year ended December 31, 2009 (collectively, the “Named Executive Officers”):

Summary Compensation Table

Name Principal Position	Year	Salary ($)		Bonus ($)		Stock Awards ($) (a)	Option Awards ($) (b)	Non-Equity Incentive Plan Compensation ($) (c)	Change in Pension Value and Non-Qualified Deferred Compensation Earnings ($) (d)	All Other Compensation ($) (e)	Total ($)
John F. Cassidy	2009	632,596	(f)	774,400		—	510,000	1,387,310	1,635,123	46,204	4,985,633
President and Chief Executive Officer	2008	645,000		1,008,600		1,211,409	388,076	—	1,152,712	49,986	4,455,783
	2007	645,000		1,110,160		1,410,486	897,261	—	906,383	41,752	5,011,042

Gary J. Wojtaszek (g)	2009	343,269	(f)	280,000		367,972	105,526	—	14,256	39,687	1,150,710
Chief Financial Officer	2008	134,615		244,667	(h)	—	420,931	—	4,413	246,128	1,050,754

Brian A. Ross (g)	2009	416,827	(f)	212,500		369,349	83,526	—	153,461	32,200	1,267,863
Chief Operating Officer	2008	398,077		316,800		727,737	206,686	—	82,695	32,000	1,763,995
	2007	375,000		511,500		354,750	401,025	—	65,696	31,625	1,739,596

Tara L. Khoury (i)	2009	230,192		151,200		692,500	169,400	—	—	7,663	1,250,955
Senior Vice President and Chief Marketing Officer

Christopher J. Wilson	2009	303,057	(f)	160,680		279,768	102,107	—	53,623	22,200	921,435
Vice President, General Counsel and Secretary	2008	309,000		145,539		242,579	120,309	—	22,793	22,000	862,220
	2007	300,000		189,600		236,500	160,410	—	25,856	17,761	930,127

(a)	The 2009 amounts reflect the grant-date fair value of the performance share based-awards issued in 2009 to Messrs. Wojtaszek, Ross and Wilson and Ms. Khoury for the 2009 – 2011 performance cycle. The 2008 and 2007 amounts reflect the grant-date fair value of the performance share based-awards issued in 2008 and 2007 to Messrs. Cassidy, Ross and Wilson for the 2008 – 2010 performance cycle and the 2007 – 2009 performance cycle, respectively. All amounts assume payout at target. For further discussion of these awards, see Note 13 to our Consolidated Financial Statements included in our Annual Report on Form 10-K for the year ended December 31, 2009. The table below shows the amounts if the maximum payout is earned based on the stock price at date of grant.

	2009	Stock Awards ($) 2008	2007
John F. Cassidy	—	1,817,113	2,115,729
Gary J. Wojtaszek	551,958	—	—
Brian A. Ross	554,024	1,091,605	532,125
Tara L. Khoury	1,038,750	—	—
Christopher J. Wilson	419,652	363,868	354,750

(b)	The 2009 amounts reflect the grant-date fair value of stock options and SARs granted in January 2009 to Messrs. Cassidy, Wojtaszek, Ross and Wilson and, in the case of Ms. Khoury, for stock options granted in March 2009 when she joined the Company. The 2008 and 2007 amounts for Messrs. Cassidy, Ross and Wilson reflect the grant-date fair value of stock options granted in December 2008 and 2007, respectively. The 2008 amounts for Mr. Wojtaszek reflect the grant-date fair value for stock options granted in August 2008 when he joined the Company and in December 2008. For further discussion of these awards, see Note 13 to our Consolidated Financial Statements included in our Annual Report on Form 10-K for the year ended December 31, 2009.

(c)	Represents the amount earned in 2009 and paid in 2010 to Mr. Cassidy for the 2009 performance period related to the cash-payment performance award granted in January 2009 for the 2009 — 2011 performance cycle.
(d)	The amounts shown in this column in 2009 and 2008 for Messrs. Cassidy, Wojtaszek, Ross and Wilson and in 2007 for Messrs. Cassidy, Ross and Wilson represent the one-year increase in the value of their qualified defined benefit plan and nonqualified excess plan for 2009, 2008 and 2007, respectively, projected forward to age 65 for each executive with interest credited at 3.5% which is the rate a terminated participant would be given and then discounted back to the respective year at the discount rate (5.50% for 2009, 6.25% for 2008 and 6.20% for 2007) required under Accounting Standards Codification Topic 960. Mr. Cassidy’s total increase also includes $1,197,942 in 2009, $954,765 in 2008 and $722,311 in 2007, which represents the respective yearly changes in the actuarial present value of his accumulated benefit under the SERP. The increase in the amounts in 2009 compared to 2008 is substantially due to the change in the discount rate as mentioned above. The Company froze its qualified pension plan for management employees in 2009; therefore, Ms. Khoury is not entitled to any benefits under this plan. None of the executives receive any preferential treatment under the Company’s retirement plans.
(e)	The table below shows the components of the “All Other Compensation” column.

Name	Year	401(k) Match ($) (1)	Flexible Perquisite Program Reimbursements ($) (2)	Relocation Expenses ($) (3)	Total “All Other Compensation” ($)
John F. Cassidy	2009	9,200	37,004	—	46,204
	2008	9,000	40,986	—	49,986
	2007	8,800	32,952	—	41,752

Gary J. Wojtaszek	2009	7,402	17,743	14,542	39,687
	2008	3,231	5,750	237,147	246,128

Brian A. Ross	2009	9,200	23,000	—	32,200
	2008	9,000	23,000	—	32,000
	2007	8,800	22,825	—	31,625

Tara L. Khoury	2009	763	6,900	—	7,663

Christopher J. Wilson	2009	9,200	13,000	—	22,200
	2008	9,000	13,000	—	22,000
	2007	1,761	16,000	—	17,761

(1)	Under the terms of the Cincinnati Bell Inc. Savings Retirement Plan, the Company’s matching contribution is equal to 100% on the first 3% and 50% on the next 2% of contributions made to the plan by the participant. Eligible compensation includes base wages plus any incentive paid to eligible participants. Since bonuses for 2008 results were paid in February 2009, each named executive, except for Ms. Khoury who joined the company in March 2009 and Mr. Wojtaszek, received the maximum company matching contribution of $9,200. Since Company matching contributions were suspended at the end of June 2009, the plan is subject to non-discrimination testing that may require some portion of the executive’s contributions be returned to them. As of the date of the proxy, such testing had not yet been completed.

(2)	For more detail about the Company’s Flexible Perquisite Reimbursement Program, see the discussion in the Compensation Disclosure and Analysis beginning on page 35. The following program benefits were utilized by the executives in 2009: Mr. Cassidy — automobile allowance, legal/financial planning fees and club dues; Mr. Wojtaszek — automobile allowance and life insurance premiums; Mr. Ross — automobile allowance, club dues, life insurance premiums, security system and legal/financial planning fees; Ms. Khoury — automobile allowance; and Mr. Wilson — automobile allowance, club dues, life insurance premiums and legal/financial planning fees.

As described on page 43, each executive is provided an annual allowance to use in connection with participation in the Company’s Flexible Perquisite Program. The amount for Mr. Cassidy for 2009 in the table above is greater than his respective annual allowance because such amounts include the reimbursement for expenses incurred in 2008. The Company reimbursed Mr. Cassidy in 2009 against the 2008 annual allowance. The amount for Mr. Cassidy for 2008 in the table above is greater than his respective annual allowance because such amounts include the reimbursement for expenses incurred in 2007. The Company reimbursed Mr. Cassidy in 2008 against the 2007 annual allowance. The amount for Mr. Wilson for 2007 in the table above is greater than his respective annual allowance due to a reimbursement related to a physical examination.

(3)	Includes amounts paid for moving Mr. Wojtaszek’s household goods and personal effects as well as costs related to the acquisition and maintenance of his former residence.

(f)	During 2009, the Company implemented a mandatory one-week furlough without pay for certain executives. As a result, the actual annual salary received and identified in this table is less than previously approved by the Board.
(g)	On July 3, 2008, the Board of Directors appointed Gary J, Wojtaszek to the position of Chief Financial Officer, effective August 1, 2008, and also promoted Brian A. Ross, the former Chief Financial Officer, to the position of Chief Operating Officer. Mr. Ross’s salary also increased from $375,000 to $425,000 per year.
(h)	Amount includes $100,000 related to a signing bonus awarded to Mr. Wojtaszek on his date of hire, August 1, 2008.
(i)	On March 23, 2009, Tara L. Khoury joined the Company as Senior Vice President and Chief Marketing Officer.

Grants of Plan-Based Awards

The following table sets forth information concerning option grants to the Officers during the year ended December 31, 2009 as well as estimated future payouts under cash incentive plans:

Grants of Plan-Based Awards in 2009 Fiscal Year

Name	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards (a)			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#) (b)	Exercise or Base Price of Option Awards ($/Sh)	Closing Price of Company Shares on Grant Date ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($) (c)
		Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
John F. Cassidy
Performance-based award (d)	01/30/09	997,428	1,329,904	5,000,000	—	—	—	—	—	—	—	—
SARs	01/30/09	—	—	—	—	—	—	—	1,000,000	1.39	1.39	510,000
Annual incentive		484,000	968,000	1,936,000	—	—	—	—	—	—	—	—

Gary J. Wojtaszek
Performance-based award	01/30/09	—	—	—	198,546	264,728	397,092	—	—	—	—	367,972
Stock option	01/30/09	—	—	—	—	—	—	—	76,989	1.39	1.39	39,041
SARs	01/30/09	—	—	—	—	—	—	—	130,363	1.39	1.39	66,485
Annual incentive		175,000	350,000	700,000	—	—	—	—	—	—	—	—

Brian A. Ross
Performance-based award	01/30/09	—	—	—	199,289	265,719	398,579	—	—	—	—	369,349
Stock option	01/30/09	—	—	—	—	—	—	—	60,938	1.39	1.39	30,902
SARs	01/30/09	—	—	—	—	—	—	—	103,185	1.39	1.39	52,624
Annual incentive		212,500	425,000	850,000	—	—	—	—	—	—	—	—

Tara L. Khoury
Performance-based award	05/01/09	—	—	—	187,500	250,000	375,000	—	—	—	—	692,500
Stock option	03/23/09	—	—	—	—	—	—	—	200,000	2.21	2.21	169,400
Annual incentive		94,500	189,000	378,000	—	—	—	—	—	—	—	—

Christopher J. Wilson
Performance-based award	01/30/09	—	—	—	150,954	201,272	301,908	—	—	—	—	279,768
Stock option	01/30/09	—	—	—	—	—	—	—	74,495	1.39	1.39	37,776
SARs	01/30/09	—	—	—	—	—	—	—	126,140	1.39	1.39	64,331
Annual incentive		100,425	200,850	401,700	—	—	—	—	—	—	—	—

(a)	For more detail about the annual incentive program, see the discussion in the Compensation Disclosure and Analysis beginning on page 26.
(b)	The material terms of the options and SARs granted are: grant type — non-incentive; exercise price — fair market value of common stock on grant date; vesting — 28% on the first anniversary of the original grant date and thereafter at the rate of 3% per month for the next 24 months; term of grant — 10 years; termination — except in the case of death, disability or retirement, any unvested awards will be cancelled 90 days following termination of employment.
(c)	For amounts related to option and SAR awards, the amounts reflect the grant-date fair values as determined using the Black-Scholes option-pricing model. The amounts related to the performance-based awards granted for the 2009 — 2011 performance period reflect the grant-date fair value assuming the target number of shares are earned and the executive remains with the Company through the applicable vesting dates. In the case of Messrs. Wojtaszek, Ross and Wilson, the grant date fair value was based on the Company’s closing stock price of $1.39 as determined on the date of grant, January 30, 2009, while Ms. Khoury’s grant date fair value was $2.77, the Company’s closing stock price on the date of grant, May 1, 2009. For further discussion of assumptions and valuation, refer to Note 13 to our Consolidated Financial Statements included in our Annual Report on Form 10-K for the year ended December 31, 2009.
(d)	Represents potential amounts payable related to the cash-payment performance award for the 2009 — 2011 performance cycle that was granted in January 2009. The cash-payment performance award provides for a target award, with the final award payment indexed to the percentage change in the Company’s stock price from the date of grant. Although the cash-payment performance award is subject to a $5 million limit under the terms of the 2007 Long Term Incentive Plan, the maximum would only be obtained if the Company’s closing stock price on January 30, 2012 would equal or exceed $5.22 and the adjusted free cash flow targets were achieved. See the Summary Compensation Table for the amount earned in 2009 and paid in 2010 related to this award for the 2009 performance period.

Discussion of Summary Compensation Table and Grants of Plan-Based Awards

Employment Agreements

During 2009, all of the Named Executive Officers, except for Ms. Khoury, were employed pursuant to agreements with the Company. Each employment agreement sets forth, among other things, the Named Executive Officer’s base salary, bonus opportunities, entitlement to participate in the Company’s benefit and pension plans and to receive equity awards and post-termination benefits and obligations. Each of the named executive officer’s employment agreements were amended and restated effective as of January 1, 2009, to comply with statutory requirements under Section 409A and Section 162(m) of the Internal Revenue Code, and such amendments did not materially impact the value of any payments that might become due if the executive’s employment was terminated.

Mr. Cassidy’s employment agreement provides for the employment and retention of Mr. Cassidy for a one-year term subject to automatic one-year extensions. Mr. Cassidy’s employment agreement provides for a minimum base salary of $645,000 per year, a minimum bonus target of $968,000 per year and a nonqualified supplemental retirement plan.

Mr. Cassidy’s nonqualified supplemental retirement plan benefit has vested and is equal to the portion of his accrued pension under the Cincinnati Bell Management Pension Plan that is attributable to his first ten years of service. Mr. Cassidy’s supplemental pension shall be paid to him (or his estate if his employment terminates by reason of his death) in a single lump sum within thirty days after the earlier of six months after his termination date or the date of his death.

Mr. Wojtaszek’s employment agreement provides for the employment and retention of Mr. Wojtaszek for a one-year term subject to automatic one-year extensions. Mr. Wojtaszek’s employment agreement provides for both a minimum base salary and a minimum bonus target of $350,000 per year.

Mr. Ross’s employment agreement provides for the employment and retention of Mr. Ross for a one-year term subject to automatic one-year extensions. Mr. Ross’s employment agreement provides for a minimum base salary and a minimum bonus target of $425,000 per year.

Mr. Wilson’s employment agreement provides for the employment and retention of Mr. Wilson for a one-year term subject to automatic one-year extensions. Mr. Wilson’s employment agreement provides for a minimum base salary of $309,000 per year and a minimum bonus target of $200,850 per year.

Each of the Named Executive Officers, except for Ms. Khoury, participates in the Cincinnati Bell Management Pension Plan (the “Management Pension Plan”), which contains both a qualified defined benefit plan, and a nonqualified excess benefit plan (the provision for this excess benefit is contained in the qualified defined benefit pension plan document), which applies the same benefit formula to that portion of the base wages and annual bonus payment that exceeds the maximum compensation that can be used in determining benefits under a qualified defined benefit pension plan. All eligible salaried employees of the Company participate in the Management Pension Plan on the same basis with benefits being earned after a three-year cliff-vesting period. Covered compensation for purposes of calculating benefits include base wages — including any applicable overtime wages paid — plus annual bonus payments. Upon separation from employment, vested benefits are payable either as a lump-sum, a single life annuity or, for married participants, a 50% joint and survivor, which provides a reduced benefit for the employee in order to provide a benefit equal to 50% of that amount if the employee dies before his/her spouse. The Management Pension Plan is described in further detail on page 47.

Finally, Mr. Cassidy is also covered under a nonqualified Cincinnati Bell Pension Program (“SERP”). The SERP provides covered participants with a benefit equal to 50% of their average monthly compensation, which is the average monthly compensation for the highest thirty-six month period during the participants last five years of employment, less an offset for any benefits payable from the qualified and nonqualified provisions of the Management Pension Plan and the participant’s projected age 65 social security benefit. Benefits are reduced 2.5% per point for age and service to the extent the sum of the participant’s age plus years of service equals less than 75. Participants are also provided with an additional payment equal to their estimated age 62 social security benefit until they reach age 62. Benefits are normally payable as an annuity — either single life or 50% joint and survivor for married participants — or as a 15-year installment. Under the terms of the Program, a participant must be at least age 55 and have attained at least 10 years of service to be vested in their benefit.

Each of the employment agreements also provide for severance payments upon termination of employment as a result of death or disability, termination by the Company without cause or termination upon a change of control. The payments to the Named Executive Officers upon termination or a change in control are described on page 51.

Long-term Incentives

The Compensation Committee has divided the total long-term incentives granted to the Named Executive Officers approximately equally between stock option grants and performance unit grants because such an allocation (i) prevents an excessive portion of long-term compensation being aligned solely on the achievement of stock price appreciation and (ii) provides an equivalent opportunity for an executive to be rewarded based on the Company achieving its more objective quantitative operating results that are consistent with its long-term business strategy. The long-term incentives granted to the Named Executive Officers are described in the Compensation Discussion and Analysis that begins on page 31.

In order to preserve shares available under the 2007 Long Term Incentive Plan, Mr. Cassidy was granted a cash-payment performance award for the 2009 — 2011 performance cycle subject to attaining adjusted free cash flow targets. In order to ensure this award was aligned with shareholder interests, the final award payment is indexed to the percentage change in the Company’s stock price from the date of grant. The award is discussed in more detail on page 32.

Other Benefits

Each Named Executive Officer is eligible to participate in the Cincinnati Bell Inc. Flexible Perquisite Reimbursement Program and to receive the Company’s matching contribution under the qualified defined contribution plan in which all salaried employees of the Company are eligible to participate. The flexible perquisite program provides each eligible executive with an annual allowance (Mr. Cassidy — $35,000, Mr. Wojtaszek — $23,000, Mr. Ross — $23,000, Ms. Khoury — $23,000, and Mr. Wilson — $13,000) that may be used to cover a variety of expenses, including:

•	automobiles (up to 60% of their annual allowance),

•	tax planning and preparation,

•	financial and estate planning,

•	legal fees (excluding legal fees incurred in connection with an action against the Company),

•	additional life and disability insurance that the executive may maintain on himself or herself,

•	initiation fees and monthly dues in connection with social clubs,

•	installation and monthly fees for home security,

•	adoption fees,

•	purchase of software designed to provide or assist with tax planning/preparation, and

•	financial, estate and legal planning/documents.

Executives must pay first for eligible services and submit an invoice and evidence of payment in order to be reimbursed. In addition, the Company believes these executives should have annual, extensive physical examinations and, to encourage the executive to do so, provides an additional amount equal to $3,000 annually exclusively to defray the cost of such physical exams. This additional amount may not be used for any other purpose. Executives may submit requests for reimbursements for any given year until March 31 of the year following the year in which the expense was incurred. Any unused amounts, both the annual allowance and the additional amount for executive physicals, may not be carried over to the next year and are forfeited by the executive.

Salary and Cash Incentive Awards in Proportion to Total Compensation

The percentage of total compensation in 2009 for each named executive represented by the sum of their salary plus bonus is as follows: Mr. Cassidy — 28%, Mr. Wojtaszek — 54%, Mr. Ross — 50%, Ms. Khoury — 30%, and Mr. Wilson — 50%.

Outstanding Equity Awards at Fiscal Year End

The following table sets forth information concerning options and other equity awards held by the Named Executive Officers at December 31, 2009:

Outstanding Equity Awards at 2009 Fiscal Year-End

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Option (#) Exercisable	Number of Securities Underlying Unexercised Option (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date (a)	Number of Shares or Units of Stocks That Have Not Vested (#)	Market Value of Shares or Units of Stocks That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#) (b)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($) (c)
John F. Cassidy	15,000	—		35.9688	1/3/2010
	400,000	—		23.5313	5/23/2010
	80,000	—		22.8438	1/2/2011
	400,000	—		9.645	12/4/2011
	600,000	—		3.48	12/5/2012
	801,000	—		5.655	12/4/2013
	666,100	—		3.70	12/3/2014
	425,000	—		3.995	12/1/2015
	85,000	—		3.49	1/27/2016
	574,350	—		4.735	12/8/2016
	357,988	201,367		4.91	12/7/2017
	190,400	489,600		1.67	12/5/2018
	—	1,000,000		1.39	1/30/2019
						—	—	233,527	805,668

Gary J. Wojtaszek	80,000	120,000		3.75	8/1/2018
	90,811	233,513		1.67	12/5/2018
	—	76,989		1.39	1/30/2019
	—	130,363		1.39	1/30/2019
						—	—	264,728	913,312

Brian A. Ross	25,000	—		35.9688	1/3/2010
	20,000	—		22.8438	1/2/2011
	5,000	—		16.425	9/5/2011
	25,000	—		9.645	12/4/2011
	60,000	—		3.48	12/5/2012
	61,000	—		5.655	12/4/2013
	300,000	—		5.57	1/29/2014
	150,000	—		3.70	12/3/2014
	150,000	—		3.995	12/1/2015
	200,000	—		4.735	12/8/2016
	160,000	90,000		4.91	12/7/2017
	101,406	260,756		1.67	12/5/2018
	—	60,938		1.39	1/30/2019
	—	103,185		1.39	1/30/2019
						—	—	379,972	1,310,903

Tara L. Khoury	200,000	—		2.21	3/23/2019
						—	—	250,000	862,500

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Option (#) Exercisable	Number of Securities Underlying Unexercised Option (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date (a)	Number of Shares or Units of Stocks That Have Not Vested (#)	Market Value of Shares or Units of Stocks That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#) (b)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($) (c)
Christopher J. Wilson	8,000	—		35.9688	1/3/2010
	7,250	—		22.8438	1/2/2011
	1,000	—		16.425	9/5/2011
	7,400	—		9.645	12/4/2011
	20,000	—		3.48	12/5/2012
	51,000	—		5.655	12/4/2013
	75,000	—		3.70	12/3/2014
	77,400	—		3.995	12/1/2015
	100,000	—		4.735	12/8/2016
	64,000	36,000		4.91	12/7/2017
	59,027	151,783		1.67	12/5/2018
	—	74,495		1.39	1/30/2019
	—	126,140		1.39	1/30/2019
						—	—	245,606	847,341

(a)	All options and SARs granted are for a maximum period of ten years from the date of grant and vest over a three year period. These awards vest 28% on the first anniversary of the original date of grant and, thereafter, at the rate of 3% per month for the next 24 months.
(b)	Amounts in the column include performance units granted for the 2007 – 2009 performance cycle less performance units earned and vested for (i) the 2007 period on February 29, 2008 and (ii) the 2007 – 2008 cumulative period on February 27, 2009. Amounts also include performance units granted for the 2008 – 2010 performance cycle less performance units earned and vested for the 2008 period on February 27, 2009. The amount also includes the performance unit grant made to each of the executives, except for Mr. Cassidy who was awarded a cash-payment performance award, for the 2009 – 2011 performance cycle on January 30, 2009.
(c)	Assuming the target number of shares are earned, amounts represent the equity incentive plan awards not yet vested. The value is based on the closing price of the Company’s common shares on December 31, 2009 ($3.45).

Option Exercises and Stock Vested

The following table sets forth information concerning the exercise of options and the vesting of stock held by the Named Executive Officers during the year ended December 31, 2009:

Option Exercises and Stock Vested in 2009

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#) (a)	Value Realized on Vesting ($) (b)
John F. Cassidy	—	—	448,403	744,349
Gary J. Wojtaszek	—	—	—	—
Brian A. Ross	—	—	161,129	267,474
Tara L. Khoury	—	—	—	—
Christopher J. Wilson	—	—	76,960	127,754

(a)	Mr. Wilson elected to defer a portion of his awards earned and attributable to the 2008 performance year. Deferrals of share awards are required, under the terms of the 1997 Cincinnati Bell Inc. Executive Deferred Compensation Plan, to be invested in common shares of the Company for a period of at least six months. Shares deferred are payable upon the termination of employment in two annual installments beginning the later of six months following the date of termination of employment or March 1 of the year following the year in which the executive terminates his employment with the Company.
(b)	Amounts represent the closing price of the shares acquired by each of the executives on February 27, 2009 ($1.66), which was the date such awards vested.

Pension Benefits

In February 2009, the Company announced significant changes to the Management Pension Plan. The Company announced that it will freeze pension benefits for certain management employees below 50 years of age and provide a 10-year transition period for those employees over the age of 50 after which the pension benefit will be frozen. In addition, any employee hired on or after January 1, 2009 will not be eligible for the Management Pension Plan.

All of the Named Executive Officers, except for Ms. Khoury who was hired after January 1, 2009, participated in the Management Pension Plan. The following table sets forth information regarding pension benefits:

Pension Benefits for 2009

Name	Plan Name	Number of Years Credited Service (#) (e)	Present Value of Accumulated Benefit ($) (f)(g)	Payments During Last Fiscal Year ($)
John F. Cassidy	Qualified Defined Benefit Plan (a)	14	294,254	—
	Non-Qualified Excess Plan (b)	14	1,201,454
	Non-Qualified Supplemental Plan (c)	14	5,583,302
	Employment Agreement (d)	14	968,996

	Total		8,048,006
Gary J. Wojtaszek	Qualified Defined Benefit Plan (a)	1	18,669	—
	Non-Qualified Excess Plan (b)	1	—

	Total		18,669
Brian A. Ross	Qualified Defined Benefit Plan (a)	12	203,771	—
	Non-Qualified Excess Plan (b)	12	281,924

	Total		485,695
Christopher J. Wilson	Qualified Defined Benefit Plan (a)	11	121,666	—
	Non-Qualified Excess Plan (b)	11	55,636

	Total		177,302

(a)	Management Pension Plan.
(b)	Nonqualified ERISA Excess Provisions of the Cincinnati Bell Management Pension Plan.
(c)	See page 42 for further details on the SERP.
(d)	Additional pension benefit from employment agreement between the Company and Mr. Cassidy.
(e)	None of the executive officers have been granted additional years of service under any of the plans, and this column reflects the actual years of service of each executive officer.
(f)	Amounts in this column represent the accumulated benefit obligations computed using the same assumptions as used for financial reporting purposes, described in more detail in Note 9 to our Consolidated Financial Statements included in our Annual Report on Form 10-K for the year ended December 31, 2009.
(g)	If any of the executive officers had retired on December 31, 2009, they would have been entitled to a benefit equal to the balance then credited to them, without any reduction, under the Cincinnati Bell Management Pension Plan (both the Qualified Defined Benefit Plan portion and the Non-Qualified Excess Plan portion) as of that date. They may elect a lump-sum or equivalent annuity form of payment. In addition, Mr. Cassidy would have been eligible to receive the benefit under his employment agreement as well any benefits under the SERP described above.

The Management Pension Plan is a tax-qualified defined benefit pension plan and is the same plan that is available to all other eligible salaried and certain non-union hourly employees. Mr. Cassidy also participates in the SERP. Contributions to the Management Pension Plan and the SERP are made only by the Company.

The Management Pension Plan is a cash balance plan. Under this plan, each participant has an account to which pension credits are allocated at the end of each year based upon the participant’s attained age and plan compensation for the year (with such plan compensation being subject to a maximum legal annual compensation limit, which limit was $245,000 for 2009). A participant’s plan compensation for the year generally equals the participant’s base salary plus any commissions or bonuses received. To the extent that a participant’s plan compensation exceeds the aforementioned annual compensation limitation, additional pension credits are given for such additional compensation under a non-tax-qualified retirement plan that is operated in conjunction with the Management Pension Plan (the “Excess Benefit Plan”). Based on the changes to the Management Pension Plan in 2009, the following chart shows the annual pension credits provided at the ages indicated:

Attained Age	Pension Credits *
50 but less than 55 years	6.50% of total plan compensation plus 6.50% of excess compensation for 2009
55 or more years	8.00% of total plan compensation plus 8.00% of excess compensation for 2009

*	For purposes of the above table, “excess compensation” means the portion of a plan participant’s total plan compensation for 2009 that exceeds the Social Security old-age retirement taxable wage base for 2009.

A participant’s account under the Management Pension Plan is also generally credited with assumed interest for each calendar year at a certain interest rate. Such interest rate was 4.0% per annum for 2009 with respect to a participant while still employed by the Company and 3.5% (or 4.0% if a participant elects out of a pre-retirement death benefit) for a participant while not employed by the Company. In the case of a participant who was a participant in the Management Pension Plan on December 31, 1993 or who has benefits transferred from other plans to the Management Pension Plan, the participant’s account also was credited with pension credits equivalent to the participant’s accrued benefit under the plan or such other plans on that date or when such benefits are transferred, as the case may be.

After retirement or other termination of employment, a participant under the Management Pension Plan is entitled to elect to receive a benefit under the plan in the form of a lump sum payment or as an annuity, generally based on the balance credited to the participant’s cash balance account under the plan when the benefit begins to be paid (but also subject to certain transition or special benefit formula rules in certain situations).

Under the SERP, each current active participant’s pension at retirement, if paid in the form of a single life annuity, generally will be an amount equal to the difference between 50% of the participant’s average monthly compensation (for the highest 36-month period of compensation that occurs during the 60-month period preceding retirement) and the sum of the participant’s benefits payable under the Management Pension Plan (including for this purpose amounts payable under the Excess Benefit Plan and any other amounts which are intended to supplement or be in lieu of benefits under the Management Pension Plan) and Social Security benefits. Also, there is a reduction in such pension amount of 2.5% for each year by which the sum of the participant’s years of age and years of service at retirement total less than 75, and no benefits are payable if the participant terminates employment (other than by reason of his or her death) prior to attaining age 55 and completing at least 10 years of service credited for the purposes of the plan.

In addition, Mr. Cassidy’s employment agreement with the Company provides an additional retirement benefit. Pursuant to such employment agreement, Mr. Cassidy is entitled to an additional non-qualified retirement benefit equal to a portion of his accrued pension under the Management Pension Plan that is attributable to his first ten years of service. This benefit shall be paid to Mr. Cassidy (or his estate if his employment terminates by reason of his death) in a single lump sum within thirty days after the earlier of six months after his termination date or the date of his death.

Nonqualified Deferred Compensation

The following table sets forth information concerning compensation deferred by the Named Executive Officers:

Nonqualified Deferred Compensation for 2009 Fiscal Year

Name	Executive Contributions in Last Fiscal Year ($) (a)	Company Contributions in Last Fiscal Year ($)	Aggregate Earnings in Last Fiscal Year ($) (b)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at December 31, 2009 ($)
John F. Cassidy	—	—	411,762	—	934,591
Gary J. Wojtaszek	—	—	—	—	—
Brian A. Ross	—	—	190,813	—	433,096
Tara L. Khoury	—	—	—	—	—
Christopher J. Wilson	49,526	—	160,055	—	345,000

(a)	Mr. Wilson deferred receipt of 29,835 performance restricted share awards earned and attributable to the 2008 performance year. The amount shown in the column is based on the closing price of the Company’s stock ($1.66) on February 27, 2009, the deferral date of the shares. Although paid in 2009, these amounts represent awards earned in and for 2008 performance and, therefore, are not included in the Summary Compensation Table.
(b)	For Messrs. Cassidy, Ross and Wilson, the amount shown includes the difference between the closing price of the Company’s stock ($1.93) on December 31, 2008 and the closing price of the Company’s stock ($3.45) on December 31, 2009 with respect to deferrals made prior to 2009. For Mr. Wilson, the amount also includes the difference between the closing price of the Company’s stock ($1.66) on February 27, 2009 and the closing price of the Company’s stock ($3.45) on December 31, 2009 with respect to deferrals made in 2009.

The 1997 Cincinnati Bell Inc. Executive Deferred Compensation Plan (the “Executive Deferred Compensation Plan”) generally permits under its current policies, for any calendar year, each employee who has an annual base rate of pay and target bonus above a certain high dollar amount and has been designated by the Company or a subsidiary of the Company as a “key employee” for purposes of the plan (currently a key employee for purposes of the plan generally has annual pay of more than $245,000) to defer receipt of up to 75% of his or her base salary, up to 100% of his or her cash bonuses (including annual incentive awards and non-performance-based cash awards under the Cincinnati Bell Inc. 2007 Long Term Incentive Plan (collectively with predecessor plans, the “Long Term Incentive Plans”)) and up to 100% of any performance-based common share awards (not including awards of stock options or restricted stock after 2005) provided under the Long Term Incentive Plans.

For all key employees who participate in the Executive Deferred Compensation Plan, there is also a Company “match” on the amount of base salary and cash bonuses deferred under the plan for any calendar year. In general, the match is equal to the lesser of 66 2/3% of the base salary and cash bonuses deferred or 4% of the base salary and cash bonuses that exceed the annual compensation limit.

Amounts deferred by any participating key employee under the Executive Deferred Compensation Plan and any related Company “match” are credited to the account of the participant under the plan and are assumed to be invested in various mutual funds or other investments (including common shares) as designated by the participant.

The accounts under the Executive Deferred Compensation Plan are not funded in a manner that would give any participant a secured interest in any funds, and benefits are paid from the assets of the Company and its subsidiaries (or from a trust that the Company has established and that remains subject to the Company’s creditors).

The amounts credited to the account of any participant under the Executive Deferred Compensation Plan are generally distributed, as so elected by the participant, in a lump sum or in two to ten annual installments (in cash and/or common shares), that begin at some date after his or her termination of employment with the Company and its subsidiaries or a fixed date that occurs at least six years after the start of the first calendar year in which he or she participates in the plan. In addition, as a special rule, in the event of a change in control of the Company, all of the amounts then credited under the plan to a participant’s account under the plan are generally paid in a lump sum on the day after the change in control.

The Executive Deferred Compensation Plan must comply with the requirements of the American Jobs Creation Act of 2004 in order to retain its ability to defer federal income tax on certain amounts credited to a participant’s account under the plan. The Company has amended the plan to meet the requirements of the American Jobs Creation Act of 2004 and will make further amendments as necessary to comply with the regulations adopted by the IRS to implement the Act and the regulations adopted by the IRS.

In 2009, the deferral of performance awards by Mr. Wilson under the Executive Deferred Compensation Plan for 2008 performance is reflected in the Nonqualified Deferred Compensation for 2009 Fiscal Year table on page 49. None of the other Named Executive Officers participated in the Executive Deferred Compensation Plan during 2009.

Potential Payments upon Termination of Employment or a Change-in-Control

The following table shows potential payments to our Named Executive Officers directly and indirectly on their behalf under existing contracts, agreements, plans or arrangements, whether written or unwritten, for various scenarios involving a change-in-control or termination of employment, assuming a December 31, 2009 termination date and, where applicable, using the closing price of our common shares on December 31, 2009 of $3.45.

Name	Executive Payment on Termination	Voluntary Termination ($)	Involuntary Not for Cause Termination ($)	Involuntary for Cause Termination ($)	Change in Control ($)	Death ($)	Disability ($)
John F. Cassidy	Base Salary	—	5,041,594	—	1,928,550	—	—
	Annual Incentive Target — Opportunity	—	—	—	2,894,320	968,000	968,000
	Long Term Incentives — Options	—	2,931,488	—	2,931,488	2,931,488	2,931,488
	Long Term Incentives — Performance Restricted Shares	—	—	—	805,668	805,668	805,668
	Long Term Incentives — Non-Equity Incentive Compensation	—	—	—	3,300,841	3,300,841	3,300,841
	Basic Benefits	—	21,774	—	21,774	—	54,435
	Retiree Benefits	—	9,496,724	—	9,496,724	—	7,663,810
	Other Contractual Payments	—	—	—	—	—	—
	Excise — Tax Gross-up (a)(b)	—	—	—	8,861,948	—	—

	TOTAL	—	17,491,580	—	30,241,313	8,005,997	15,724,242

Gary J. Wojtaszek	Base Salary	—	700,000	—	700,000	—	—
	Annual Incentive Target — Opportunity	—	—	—	700,000	350,000	350,000
	Long Term Incentives — Options	—	410,194	—	842,798	842,798	842,798
	Long Term Incentives — Performance Restricted Shares	—	456,656	—	913,312	913,312	913,312
	Basic Benefits	—	9,321	—	9,321	—	198,845
	Retiree Benefits	—	—	—	—	—	—
	Other Contractual
	Payments	—	—	—	—	—	—
	Excise — Tax Gross-up (a)(b)	—	—	—	1,063,476	—	—

	TOTAL	—	1,576,171	—	4,228,907	2,106,110	2,304,955

Brian A. Ross	Base Salary	—	850,000	—	850,000	—	—
	Annual Incentive Target — Opportunity	—	—	—	850,000	425,000	425,000
	Long Term Incentives — Options	—	373,329	—	802,239	802,239	802,239
	Long Term Incentives — Performance Restricted Shares	—	687,792	—	1,310,903	1,310,903	1,310,903
	Basic Benefits	—	11,244	—	11,244	—	89,952
	Retiree Benefits	—	92,801	—	92,801	—	—
	Other Contractual
	Payments	—	—	—	—	—	—
	Excise — Tax Gross-up (a)(b)	—	—	—	1,340,603	—	—

	TOTAL	—	2,015,166	—	5,257,790	2,538,142	2,628,094

Tara L. Khoury	Base Salary	—	24,231	—	96,923	—	—
	Annual Incentive Target — Opportunity	—	—	—	58,154	—	—
	Long Term Incentives — Options	—	—	—	248,000	248,000	248,000
	Long Term Incentives — Performance Restricted Shares	—	—	—	862,500	862,500	862,500
	Basic Benefits	—	—	—	5,410	—	—
	Retiree Benefits	—	—	—	—	—	—
	Other Contractual Payments	—	—	—	—	—	—
	Excise — Tax Gross-up (a)(b)	—	—	—	—	—	—

	TOTAL	—	24,231	—	1,270,987	1,110,500	1,110,500

Name	Executive Payment on Termination	Voluntary Termination ($)	Involuntary Not for Cause Termination ($)	Involuntary for Cause Termination ($)	Change in Control ($)	Death ($)	Disability ($)
Christopher J. Wilson	Base Salary	—	509,850	—	618,000	—	—
	Annual Incentive Target — Opportunity	—	—	—	401,700	200,850	200,850
	Long Term Incentives — Options	—	349,380	—	683,482	683,482	683,482
	Long Term Incentives — Performance Restricted Shares	—	445,233	—	847,341	847,341	847,341
	Basic Benefits	—	10,862	—	10,862	—	178,354
	Retiree Benefits	—	—	—	—	—	—
	Other Contractual Payments	—	—	—	—	—	—
	Excise — Tax Gross-up (a)(b)	—	—	—	817,672	—	—

	TOTAL	—	1,315,325	—	3,379,057	1,731,673	1,910,027

(a)	These amounts are meant to defray related tax liabilities related to a change in control. The discount rate used for retiree benefit parachute values was 5.50%, consistent with the rate determined for the Company’s financial statements under Accounting Standards Codification Topic 960.
(b)	The executives are subject to restrictive covenants post-termination that were, in part, consideration for compensation of benefits. The value of these restrictive covenants would be favorable and were not considered for this calculation.

If any of the executives elects to voluntarily terminate employment with the Company, or if they are terminated by the Company for cause, they are entitled to no payments from the Company other than those benefits which they have a non-forfeitable vested right to receive, which include any shares of stock they own outright, vested options which may be exercisable for a period of 90 days following termination, deferred compensation amounts and vested amounts under the Company’s pension and savings plans. Mr. Cassidy is entitled to receive payment of the nonqualified retirement benefit of $968,996 provided for in his employment agreement in which he is already vested. Payment of such accrued, vested and non-forfeitable amounts is also applicable to each of the other four termination scenarios detailed in the above table and discussed below, and each executive is still bound by the non-disclosure, non-compete and non-solicitation provisions of their agreements.

If an executive, other than Ms. Khoury, is terminated by the Company without cause, the executive will be entitled to the following:

•	A payment equal to two times of their base salary in the case of Messrs. Ross and Wojtaszek and 1.65 times of his base salary in the case of Mr. Wilson;

•

For Mr. Cassidy only, a payment equal to five times his base salary plus the product obtained by multiplying the fair market value of the Company’s common share on the date of termination times 526,549;

•

A payment equal to the present value of an additional one year (two years for Mr. Cassidy) of participation in the Company’s Management Pension Plan and SERP, if applicable, as though the executive had remained employed at the same base rate of pay and target bonus;

•

Continued medical, dental, vision and life insurance benefits during the one-year period (or two-year period for Mr. Cassidy) following the executive’s termination of employment on the same basis as any active salaried employee provided any required monthly contributions are made;

•

Except for Mr. Cassidy, continued treatment as an active employee during the one-year period following termination with respect to any outstanding long-term incentive cycles the executive may be participating in and any unvested stock options will continue to vest under the normal vesting schedule as though the executive was still an active employee; and

•

The ability to exercise any vested options for an additional 90 days after the end of the one-year period, or, in the case of Mr. Cassidy, the ability to exercise any vested options (which are all fully vested upon his termination of employment) during the two-year period following his termination.

If an executive is terminated within the one-year period (or a two-year period for Mr. Cassidy) following a change-in-control, the executive will be entitled to the following:

•	Except for Ms. Khoury, a payment equal to two times the sum of their base salary plus target bonus (2.99 times for Mr. Cassidy);

•

If eligible to participate in the Management Pension Plan, a payment equal to the present value of an additional one year (two years for Mr. Cassidy) of participation in the Plan as though the executive had remained employed at the same base rate of pay and target bonus;

•

Continued medical, dental, vision and life insurance coverage during the one-year period (or two-year period for Mr. Cassidy) following the executive’s termination of employment on the same basis as other active employees provided any required monthly contributions are made;

•	Full vesting of any options, restricted shares and/or other equity awards and the ability to exercise such options for the one-year period (or two-year period for Mr. Cassidy) following termination;

•	Full vesting and payout at target amounts of any awards granted under long-term incentive plans; and

•

To the extent that any of the executives are deemed to have received an excess parachute payment, an additional payment sufficient to pay any taxes imposed under section 4999 of the Internal Revenue Code plus any federal, state and local taxes applicable to any taxes imposed under section 4999 of the Internal Revenue Code.

In addition, Mr. Cassidy’s SERP benefit would be fully vested and he would receive a lump sum payment without adjustment for age and service.

If an executive is “terminated” because of his or her death, the executive’s beneficiary will be entitled to the following:

•	Except for Ms. Khoury, a payment equal to the bonus accrued and payable to the deceased executive for the current year;

•	Full vesting of all options held by the deceased executive and the ability to exercise such options for the one-year period following the date of the executive’s death; and

•	Full vesting and payout at target amounts of any awards granted to the deceased executive under long-term incentive plans.

If an executive is terminated by reason of disability, the executive will be entitled to the following:

•	Except for Ms. Khoury, a payment equal to the bonus accrued and payable to the disabled executive for the current year completed;

•	Continued vesting of all options held by the disabled executive on their normal schedule and the ability to exercise such vested options so long as the disabling conditions exists;

•	Continued participation by the disabled executive in any outstanding long-term incentive plans; and

•	Continued consideration of the disabled executive as an employee for all other benefits so long as the disabling condition that resulted in the disability-based termination is present.

In the case of Mr. Cassidy, in the event of termination because of disability, he would also become eligible at some future date for retiree medical benefits provided the Company is still offering such retiree benefits at that time. In February 2009, the Company announced that it will stop offering retiree medical benefits in 2018. In addition, Mr. Cassidy would become eligible to commence receiving annuity payments under the SERP.

Under all of the termination scenarios in the preceding table, Messrs. Cassidy, Wojtaszek, Ross and Wilson have certain accrued, vested and non-forfeitable amounts, which are determined as of December 31, 2009, to which they are entitled as follows: Mr. Cassidy — $6,678,558, Mr. Wojtaszek — $161,644, Mr. Ross — $1,805,368, and Mr. Wilson — $804,886. These amounts represent stock they own outright, vested in-the-money stock options, pension benefits and, in the case of Messrs. Cassidy, Ross, and Wilson, nonqualified deferred compensation amounts.

OTHER MATTERS

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company’s directors, executive officers and persons who own more than 10% of a registered class of the Company’s equity securities to file reports of ownership and changes in ownership with the SEC and the NYSE and the National Stock Exchange (f/k/a the Cincinnati Stock Exchange). Directors, executive officers and greater than 10% shareholders are required by regulations of the SEC to furnish the Company with copies of all Section 16(a) reports that they file. Such reports are filed on Forms 3, 4 and 5 under the Exchange Act. Based solely on the Company’s review of the copies of such forms received by it, the Company believes that, during the period commencing January 1, 2009 and ending December 31, 2009, all such persons complied on a timely basis with the filing requirements of Section 16(a) except as follows: Mr. Ross’s Form 3 was amended to account for 24 shares of common stock inadvertently omitted on the original filing.

Shareholder Proposals for Next Year’s Annual Meeting

Shareholder proposals intended for inclusion in next year’s Proxy Statement should be sent to Christopher J. Wilson, Vice President, General Counsel and Secretary, Cincinnati Bell Inc., 221 East Fourth Street, Cincinnati, Ohio 45202, and must be received by November 22, 2010. Any such proposal must comply with Rule 14a-8 promulgated by the SEC pursuant to the Securities Exchange Act of 1934, as amended. Any shareholder, who intends to propose any other matter to be acted upon at the 2011 Annual Meeting of Shareholders without inclusion of such proposal in the Company’s Proxy Statement, must inform the Company no later than February 5, 2011. If notice is not provided by that date, the persons named in the Company’s proxy for the 2011 Annual Meeting will be allowed to exercise their discretionary authority to vote upon any such proposal without the matter having been discussed in the Proxy Statement for the 2011 Annual Meeting of Shareholders.

Shareholders may propose director candidates for consideration by the Governance and Nominating Committee of the Board of Directors. Any such recommendations should be directed to Christopher J. Wilson, Vice President, General Counsel and Secretary, Cincinnati Bell Inc., 221 East Fourth Street, Cincinnati, Ohio 45202, and must be received no later than November 22, 2010 for the 2011 Annual Meeting of Shareholders.

Other Matters to Come Before the Meeting

At the time this Proxy Statement was released for printing on March 17, 2010, the Company knew of no other matters that might be presented for action at the meeting. If any other matters properly come before the meeting, it is intended that the voting shares represented by proxies will be voted with respect thereto in accordance with the judgment of the persons voting them.

Financial Statements and Corporate Governance Documents Available

The Company has elected to provide access to its combined Proxy Statement, Annual Report on Form 10-K and Summary Annual Report (“Proxy Materials”) over the internet. We sent the Notice to our shareholders and beneficial owners, which provides information and instructions on how to access our Proxy Materials over the internet or to request printed copies of our Proxy Materials. You may also obtain a copy of any of the following corporate governance documents from the Company’s website identified below:

Corporate Governance Document	Website
Audit and Finance Committee Charter	www.cincinnatibell.com/aboutus/corporate_governance/af_charter
Compensation Committee Charter	www.cincinnatibell.com/aboutus/corporate_governance/compensation_committee_charter
Governance and Nominating Committee Charter	www.cincinnatibell.com/aboutus/corporate_governance/gn_committee_charter
Code of Business Conduct	www.cincinnatibell.com/aboutus/corporate_governance/code_of_conduct
Code of Ethics for Senior Financial Officers	www.cincinnatibell.com/aboutus/corporate_governance/code_of_ethics
Code of Ethics for Directors	www.cincinnatibell.com/aboutus/corporate_governance/code_of_ethics
Corporate Governance Guidelines	www.cincinnatibell.com/aboutus/corporate_governance/corporate_governance_guidelines

Proxy Statements for Shareholders Sharing the Same Household Mailing Address

As part of the Company’s efforts to reduce costs and increase efficiency, when possible, only one copy of the Notice of Internet Availability and, as appropriate, the Proxy materials has been delivered to multiple shareholders sharing the same household mailing address, unless the Company has received contrary instructions from one or more of the shareholders at that address.

Upon written or oral request, the Company will promptly provide a separate copy of the Notice of Internet Availability and, as appropriate, the Proxy materials to a shareholder at a shared address to which a single copy was delivered. If your household mailing address is shared with other shareholders and you did not receive a Notice of Internet Availability or, as appropriate, the Proxy materials, but would like to receive a separate copy of this item as well as future Company communications, please contact the following:

For beneficial owners, please contact your broker.

For shareholders of record, please contact our transfer agent, Computershare, at the following address:

Computershare Investor Services, LLC

Shareholder Services

7550 Lucerne Drive, Suite 103

Cleveland, Ohio 44130-6503

Phone: (888) 294-8217

If shareholders residing at the same household mailing address are currently receiving multiple copies of Company communications but would like to receive only one in the future, please send written notice to your broker (for beneficial owners) or to Computershare (for shareholders of record) at the above address. In the written notice, please indicate the names of all accounts in your household, and you will be forwarded the appropriate forms for completion.

Each shareholder participating in the householding program will, however, continue to receive a separate proxy card or voting instruction card.

Electronic Delivery of Materials

Shareholders can also enroll for electronic delivery of the Company’s future Proxy Materials by registering directly or with your broker through our website, investor.cincinnatibell.com in the Electronic Shareholder Communications Enrollment section of the Company’s Investor Relations webpage.

Each shareholder participating in the electronic delivery of materials will, however, continue to receive a separate Notice, proxy card or voting instruction card.

Shareholder Communications with the Board of Directors

Shareholders or other interested parties may communicate with the Board, any individual director, the non-management directors as a group, or the director who presides at meetings of the non-management directors. The Company has established procedures for such shareholder communications. Shareholders and other interested parties should send any communications to Christopher J. Wilson, Vice President, General Counsel and Secretary, Cincinnati Bell Inc., 221 East Fourth Street, Cincinnati, Ohio 45202, and identify the intended recipient or recipients. All communications addressed to the Board or any identified director or directors will be forwarded to the identified person or persons.

By Order of the Board of Directors

Christopher J. Wilson
Vice President, General Counsel and Secretary

March 17, 2010

SOLICITATION OF PROXY

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS FOR THE ANNUAL

MEETING OF SHAREHOLDERS TO BE HELD ON MAY 4, 2010

THE BOARD RECOMMENDS VOTING “FOR” EACH NOMINEE IN ITEM 1

and “FOR” ITEM 2

The undersigned hereby appoints Phillip R. Cox, Lynn A. Wentworth and John M. Zrno, each or any of them, as proxies, with full power of substitution, to represent and to vote all common shares and 6 3/4% Cumulative Convertible Preferred Shares of Cincinnati Bell Inc. held of record by the undersigned at the close of business on March 5, 2010, at the Annual Meeting and at any adjournment or postponement thereof, notice of which Annual Meeting together with the related Proxy Statement has been received. The proxies are directed to vote the shares as follows:

ITEM 1	Authority to vote for the election of eight directors whose terms expire in 2011.	FOR ALL ☐	AGAINST ALL ☐	FOR ALL EXCEPT ☐	ABSTAIN ☐

TO VOTE AGAINST ANY INDIVIDUAL NOMINEE, MARK “FOR ALL EXCEPT” AND STRIKE A LINE THROUGH THE NOMINEE’S NAME IN THE LIST BELOW:

Bruce L. Byrnes	Phillip R. Cox	Jakki L. Haussler	Mark Lazarus

Craig F. Maier	Alex Shumate	Lynn A. Wentworth	John M. Zrno

ITEM 2	The ratification of the appointment of Deloitte & Touche LLP as the independent registered public accounting firm to audit the financial statements of the Company for the year 2010.	FOR ☐	AGAINST ☐	ABSTAIN ☐

(CONTINUED ON REVERSE SIDE)

[LOGO]

CINCINNATI BELL INC.

c/o Broadridge Financial Solutions, Inc.

51 Mercedes Way

Edgewood, NY 11717

FOLD AND DETACH HERE

Please vote, date and sign below and return this proxy card promptly in the enclosed envelope. If you attend the meeting and wish to change your vote, you may do so by revoking your proxy card and casting your vote at the meeting. This proxy card, when properly executed, will be voted in accordance with the directions given by the shareholder. If no directions are given hereon, the proxy card will be voted FOR the election of directors; and FOR the ratification of the appointment of Deloitte & Touche LLP as the independent registered public accounting firm to audit the financial statements of the Company for the year 2010. This proxy delegates discretionary authority with respect to any other matters which may come before the meeting.

Dated , 2010

SIGNATURE

Please sign exactly as your name(s) appears on this Proxy. If held in joint tenancy, all persons must sign. Trustees, administrators, etc. should include title and authority. Corporations should provide the full name of the corporation and the title of authorized officer signing the proxy.

VOTE BY INTERNET – www.proxyvote.com

Use the internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the website and follow the instructions to obtain your records and to create an electronic voting instruction form.

VOTE BY PHONE – 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-prepaid envelope we have provided or return it to Cincinnati Bell Inc., c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

ELECTRONIC DELIVERY OF FURTHER SHAREHOLDER COMMUNICATIONS

If you would like to reduce the costs incurred by Cincinnati Bell Inc. in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via email or the internet. To sign up for electronic delivery, please follow the instructions above to vote using the internet and, when prompted, indicate that you agree to receive or access shareholder communications electronically in future years.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE SHAREHOLDER MEETING TO BE HELD ON May 4, 2010; the Proxy Statement and Annual Report are available at www.proxyvote.com.